Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Capri Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Capri Holdings Limited and subsidiaries (“the Company”) as of April 1, 2023 and April 2, 2022, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity and cash flows for each of the three years in the period ended April 1, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at April 1, 2023 and April 2, 2022, and the results of its operations and its cash flow for each of the three years in the period ended April 1, 2023, in conformity with the U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of April 1, 2023, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated May 31, 2023 expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of Goodwill and Indefinite-lived Intangible Assets
Description of the Matter
At April 1, 2023, the Company’s goodwill and indefinite-lived intangible assets, consisting of brand names, totaled $1.3 billion and $1.2 billion, respectively. As discussed in Note 2 to the consolidated financial statements, goodwill and indefinite-lived intangible assets are assessed for impairment on an annual basis, or whenever impairment indicators exist. As a result of the Company’s 2023 annual impairment test, the Company recorded a goodwill impairment charge of $82 million associated with its Jimmy Choo Retail and Wholesale reporting units. The Company also recognized an impairment charge of $24 million associated with the Jimmy Choo indefinite-lived retail brand name intangible asset.

Auditing the Company’s annual impairment assessments was complex and highly judgmental due to the significant estimation required in determining the fair value of the reporting units for goodwill and the fair value of indefinite-lived brand name intangible assets. In particular, the fair value estimates were sensitive to significant assumptions, such as changes in the discount rate, revenue growth rate, margin and royalty rates, which are affected by expectations about future market or economic conditions.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s goodwill and indefinite-lived intangible assets impairment review process, including controls over management’s review of the significant assumptions described above.

To test the estimated fair value of the Company’s reporting units and indefinite-lived intangible assets, we performed audit procedures that included, among others, assessing the valuation methodologies and testing the significant assumptions discussed above and the completeness and accuracy of the underlying data used by the Company in its analyses. We compared the significant assumptions used by management to current industry and economic trends and evaluated whether changes to the Company’s business environment would affect the significant assumptions. For example, we compared the royalty rates used in estimating the fair value of certain indefinite-lived brand name intangible assets to current industry licensing agreements. We assessed the historical accuracy of management’s estimates and performed sensitivity analyses of the significant assumptions to evaluate the changes in the fair value of the reporting units and indefinite-lived brand name intangible assets that would result from changes in the assumptions. We also involved our internal valuation specialists to assist in our evaluation of the significant assumptions and methodologies used by the Company in developing the fair value estimates. In addition, we tested management’s reconciliation of the fair value of the reporting units to the market capitalization of the Company.

Impairment of Retail Store Long-Lived assets
Description of the Matter
As discussed in Note 2 to the consolidated financial statements, the Company evaluates its long-lived assets, which primarily include property, plant, and equipment and operating lease right-of-use assets at retail stores, for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. During the year ended April 1, 2023, the Company recognized an impairment charge of $36 million related to its long-lived assets.

Auditing the Company’s impairment assessment of retail store long-lived assets was complex and highly judgmental due to the significant estimation required in determining the future cash flows used to assess recoverability of each retail store long-lived asset group (undiscounted) and determining the fair value (discounted). The significant assumptions used include estimated future cash flows directly related to the future operation of the stores (including sales and expense growth rates) and the discount rate used to determine fair value. Significant assumptions used in determining the fair value of certain operating lease right-of-use assets include the current market rent and discount rate for the remaining lease term of the related stores. These assumptions are subjective in nature and are affected by expectations about future market or economic conditions.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the retail store long-lived assets impairment process, including, determining the undiscounted future cash flows of the stores and the fair value of the long-lived assets (including those related to operating leases) for the stores that were deemed to be impaired. We also tested controls over management’s review of the significant assumptions described above.

Our testing of the Company’s impairment measurement included, among other procedures, evaluating the significant assumptions and operating data used to calculate the estimated future cash flows and to determine the fair value of the store long lived asset groups. For a sample of retail stores, we tested the completeness and accuracy of the data used by the Company in its analyses and we compared the significant assumptions used to determine the forecasted cash flows to historical results of the retail stores, current industry and economic trends and inquired of the Company’s executives to understand the business initiatives supporting the assumptions in the future cash flows. We involved our internal valuation specialists to assist in evaluating the fair value of certain operating lease right-of-use assets, which included assessing the estimated market rental rates of these leases by comparing them to rental rates for comparable leases and evaluating the applied discount rate.

/s/ ERNST & YOUNG LLP

We have served as the Company’s auditor since 2014.
New York, New York
May 31, 2023

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Capri Holdings Limited

Opinion on Internal Control over Financial Reporting

We have audited Capri Holdings Limited and subsidiaries’ internal control over financial reporting as of April 1, 2023, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, Capri Holdings Limited and subsidiaries (the Company) maintained, in all material respects, effective internal control over financial reporting as of April 1, 2023, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of April 1, 2023 and April 2, 2022, the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity and cash flows for each of the three years in the period ended April 1, 2023, and the related notes and our report dated May 31, 2023 expressed an unqualified opinion thereon.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ ERNST & YOUNG LLP

New York, New York
May 31, 2023

CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	April 1, 2023	April 2, 2022
Assets
Current assets
Cash and cash equivalents	$249	$169
Receivables, net	369	434
Inventories, net	1,057	1,096
Prepaid expenses and other current assets	195	192
Total current assets	1,870	1,891
Property and equipment, net	552	476
Operating lease right-of-use assets	1,330	1,358
Intangible assets, net	1,728	1,847
Goodwill	1,293	1,418
Deferred tax assets	296	240
Other assets	226	250
Total assets	$7,295	$7,480
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$475	$555
Accrued payroll and payroll related expenses	154	165
Accrued income taxes	73	52
Short-term operating lease liabilities	429	414
Short-term debt	5	29
Accrued expenses and other current liabilities	314	351
Total current liabilities	1,450	1,566
Long-term operating lease liabilities	1,348	1,467
Deferred tax liabilities	508	432
Long-term debt	1,822	1,131
Other long-term liabilities	318	326
Total liabilities	5,446	4,922
Commitments and contingencies
Shareholders’ equity
Ordinary shares, no par value; 650,000,000 shares authorized; 224,166,250 shares issued and 117,347,045 outstanding at April 1, 2023; 221,967,599 shares issued and 142,806,269 outstanding at April 2, 2022	—	—
Treasury shares, at cost (106,819,205 shares at April 1, 2023 and 79,161,330 shares at April 2, 2022)	(5,351)	(3,987)
Additional paid-in capital	1,344	1,260
Accumulated other comprehensive income	147	194
Retained earnings	5,708	5,092
Total shareholders’ equity of Capri	1,848	2,559
Noncontrolling interest	1	(1)
Total shareholders’ equity	1,849	2,558
Total liabilities and shareholders’ equity	$7,295	$7,480

See accompanying notes to consolidated financial statements.

CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(In millions, except share and per share data)

	Fiscal Years Ended
	April 1, 2023	April 2, 2022	March 27, 2021
Total revenue	$5,619	$5,654	$4,060
Cost of goods sold	1,895	1,910	1,463
Gross profit	3,724	3,744	2,597
Selling, general and administrative expenses	2,708	2,533	2,018
Depreciation and amortization	179	193	212
Impairment of assets	142	73	316
Restructuring and other charges	16	42	32
Total operating expenses	3,045	2,841	2,578
Income from operations	679	903	19
Other income, net	(3)	(2)	(7)
Interest expense (income), net	24	(18)	43
Foreign currency loss (gain)	10	8	(20)
Income before provision for income taxes	648	915	3
Provision for income taxes	29	92	66
Net income (loss)	619	823	(63)
Less: Net income (loss) attributable to noncontrolling interest	3	1	(1)
Net income (loss) attributable to Capri	$616	$822	$(62)
Weighted average ordinary shares outstanding:
Basic	132,532,009	149,724,675	150,453,568
Diluted	134,002,480	152,497,907	150,453,568
Net income (loss) per ordinary share attributable to Capri:
Basic	$4.65	$5.49	$(0.41)
Diluted	$4.60	$5.39	$(0.41)
Statements of Comprehensive Income (Loss):
Net income (loss)	$619	$823	$(63)
Foreign currency translation adjustments	(41)	127	(15)
Net (loss) gain on derivatives	(6)	10	(4)
Comprehensive income (loss)	572	960	(82)
Less: Net income (loss) attributable to noncontrolling interest	3	1	(1)
Less: Foreign currency translation adjustments attributable to noncontrolling interest	—	(1)	—
Comprehensive income (loss) attributable to Capri	$569	$960	$(81)

See accompanying notes to consolidated financial statements.

CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in millions, except share data which is in thousands)

	Ordinary Shares		Additional Paid-in Capital	Treasury Shares		Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Equity of Capri	Non-controlling Interests	Total Equity
	Shares	Amounts		Shares	Amounts
Balance as of March 28, 2020	217,320	$—	$1,085	(67,894)	$(3,325)	$75	$4,332	$2,167	$1	$2,168
Net loss	—	—	—	—	—	—	(62)	(62)	(1)	(63)
Other comprehensive loss	—	—	—	—	—	(19)	—	(19)	—	(19)
Total comprehensive loss	—	—	—	—	—	—	—	(81)	(1)	(82)
Vesting of restricted awards, net of forfeitures	1,456	—	—	—	—	—	—	—	—	—
Exercise of employee share options	447	—	3	—	—	—	—	3	—	3
Share based compensation expense	—	—	70	—	—	—	—	70	—	70
Repurchase of ordinary shares	—	—	—	(49)	(1)	—	—	(1)	—	(1)
Other	—	—	—	—	—	—	—	—	(1)	(1)
Balance as of March 27, 2021	219,223	—	1,158	(67,943)	(3,326)	56	4,270	2,158	(1)	2,157
Net income	—	—	—	—	—	—	822	822	1	823
Other comprehensive income (loss)	—	—	—	—	—	138	—	138	(1)	137
Total comprehensive income	—	—	—	—	—	—	—	960	—	960
Vesting of restricted awards, net of forfeitures	2,336	—	—	—	—	—	—	—	—	—
Exercise of employee share options	408	—	17	—	—	—	—	17	—	17
Share based compensation expense	—	—	85	—	—	—	—	85	—	85
Repurchase of ordinary shares	—	—	—	(11,218)	(661)	—	—	(661)	—	(661)
Balance at April 2, 2022	221,967	—	1,260	(79,161)	(3,987)	194	5,092	2,559	(1)	2,558
Net income	—	—	—	—	—	—	616	616	3	619
Other comprehensive loss	—	—	—	—	—	(47)	—	(47)	—	(47)
Total comprehensive income	—	—	—	—	—	—	—	569	3	572
Vesting of restricted awards, net of forfeitures	2,078	—	—	—	—	—	—	—	—	—
Exercise of employee share options	121	—	6	—	—	—	—	6	—	6
Share based compensation expense	—	—	78	—	—	—	—	78	—	78
Repurchase of ordinary shares	—	—	—	(27,658)	(1,364)	—	—	(1,364)	—	(1,364)
Other	—	—	—	—	—	—	—	—	(1)	(1)
Balance at April 1, 2023	224,166	—	1,344	(106,819)	$(5,351)	$147	$5,708	$1,848	$1	$1,849

See accompanying notes to consolidated financial statements.

CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Fiscal Years Ended
	April 1, 2023	April 2, 2022	March 27, 2021
Cash flows from operating activities
Net income (loss)	$619	$823	$(63)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	179	193	212
Share-based compensation expense	78	85	71
Impairment of assets	142	83	316
Deferred income taxes	(101)	(57)	(70)
Changes to lease related balances, net	(99)	(142)	(112)
Foreign currency losses (gains)	28	—	(15)
Other non-cash charges	7	10	7
Change in assets and liabilities:
Receivables, net	50	(78)	(52)
Inventories, net	13	(386)	145
Prepaid expenses and other current assets	(8)	14	(31)
Accounts payable	(100)	69	50
Accrued expenses and other current liabilities	(9)	30	153
Other long-term assets and liabilities	(28)	60	13
Net cash provided by operating activities	771	704	624
Cash flows from investing activities
Capital expenditures	(226)	(131)	(111)
Cash paid for asset/business acquisitions, net of cash acquired	—	—	(13)
Settlement of net investment hedges	409	189	—
Net cash provided by (used in) investing activities	183	58	(124)
Cash flows from financing activities
Debt borrowings	4,061	945	2,443
Debt repayments	(3,474)	(1,132)	(3,311)
Debt issuance costs	(5)	—	(4)
Repurchase of ordinary shares	(1,364)	(661)	(1)
Exercise of employee share options	6	17	3
Other financing activities	—	31	—
Net cash used in financing activities	(776)	(800)	(870)
Effect of exchange rate changes on cash and cash equivalents	(94)	(24)	12
Net increase (decrease) in cash, cash equivalents and restricted cash	84	(62)	(358)
Beginning of period	172	234	592
End of period	$256	$172	$234
Supplemental disclosures of cash flow information
Cash paid for interest	$58	$37	$52
Cash paid for income taxes	$133	$43	$45
Supplemental disclosure of non-cash investing and financing activities
Accrued capital expenditures	$33	$39	$17

See accompanying notes to consolidated financial statements.

CAPRI HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business and Basis of Presentation

The Company was incorporated in the British Virgin Islands on December 13, 2002 as Michael Kors Holdings Limited and changed its name to Capri Holdings Limited (“Capri,” and together with its subsidiaries, the “Company”) on December 31, 2018. The Company is a holding company that owns brands that are leading designers, marketers, distributors and retailers of branded women’s and men’s accessories, apparel and footwear bearing the Versace, Jimmy Choo and Michael Kors tradenames and related trademarks and logos. The Company operates in three reportable segments: Versace, Jimmy Choo and Michael Kors. See Note 19 for additional information.

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and include the accounts of the Company and its wholly-owned or controlled subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Company consolidates the results of its Versace business on a one-month lag, as consistent with prior periods.

The Company utilizes a 52- to 53-week fiscal year, and the term “Fiscal Year” or “Fiscal” refers to that 52-week or 53-week period. The fiscal years ending on April 1, 2023 and March 27, 2021 (“Fiscal 2023” and “Fiscal 2021”, respectively) contain 52 weeks, whereas the fiscal year ending April 2, 2022 (“Fiscal 2022”) contains 53 weeks. The Company’s Fiscal 2024 is a 52-week period ending March 30, 2024.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to use judgment and make estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The level of uncertainty in estimates and assumptions increases with the length of time until the underlying transactions are completed. The most significant assumptions and estimates involved in preparing the financial statements include allowances for customer deductions, sales returns, sales discounts, credit losses, estimates of inventory net realizable value, the valuation of share-based compensation, the valuation of deferred taxes, goodwill, intangible assets, operating lease right-of-use assets and property and equipment, along with the estimated useful lives assigned to these assets. Actual results could differ from those estimates.

Seasonality

The Company experiences certain effects of seasonality with respect to its business. The Company generally experiences greater sales during its third fiscal quarter, primarily driven by holiday season sales, and the lowest sales during its first fiscal quarter.

Revenue Recognition

The Company accounts for contracts with its customers when there is approval and commitment from both parties, the rights of the parties and payment terms have been identified, the contract has commercial substance and collectability of consideration is probable. Revenue is recognized when control of the promised goods or services is transferred to the Company’s customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for goods or services. The Company recognizes retail store revenues when control of the product is transferred at the point of sale at Company owned stores, including concessions, net of estimated returns. Revenue from sales through the Company’s e-commerce sites is recognized at the time of delivery to the customer, reduced by an estimate of returns. Wholesale revenue is recognized net of estimates for sales returns, discounts, markdowns and allowances, after merchandise is shipped and control of the underlying product is transferred to the Company’s wholesale customers. To arrive at net sales for retail revenue, gross sales are reduced by actual customer returns as well as by a provision for estimated future customer returns, which is based on management’s review of historical and future customer return expectations. Sales taxes collected from retail customers are presented on a net basis and, as such, are excluded from revenue. To arrive at net sales for wholesale revenue, gross sales are reduced by provisions for estimated future returns, based on current expectations, as well as trade discounts, markdowns, allowances, operational chargebacks, and certain cooperative selling expenses. These estimates are based on such factors as historical trends, actual and forecasted performance and current market conditions, which are reviewed by management on a quarterly basis.

 The following table details the activity and balances of the Company’s sales reserves for the fiscal years ended April 1, 2023, April 2, 2022, and March 27, 2021 (in millions):

	Balance Beginning of Year	Amounts Charged to Revenue	Write-offs Against Reserves	Balance at Year End
Total Sales Reserves:
Fiscal Year Ended April 1, 2023	$92	$400	$(397)	$95
Fiscal Year Ended April 2, 2022	98	333	(339)	92
Fiscal Year Ended March 27, 2021	166	313	(381)	98

Royalty revenue generated from product licenses, which includes contributions for advertising, is based on reported sales of licensed products bearing the Company’s trademarks at rates specified in the license agreements. These agreements are also subject to contractual minimum levels. Royalty revenue generated by geographic licensing agreements is recognized as it is earned under the licensing agreements based on reported sales of licensees applicable to specified periods, as outlined in the agreements. These agreements allow for the use of the Company’s tradenames to sell its branded products in specific geographic regions.

Loyalty Program

The Company offers a loyalty program, which allows its Michael Kors United States customers to earn points on qualifying purchases toward monetary and non-monetary rewards, which may be redeemed for purchases at Michael Kors retail stores and e-commerce sites. The Company defers a portion of the initial sales transaction based on the estimated relative fair value of the benefits based on projected timing of future redemptions and historical activity. These amounts include estimated “breakage” for points that are not expected to be redeemed. The contract liability, net of an estimated “breakage,” is recorded within accrued expenses and other current liabilities in the Company’s consolidated balance sheets and is expected to be recognized within the next 12 months. See Note 3 for additional information.

Advertising and Marketing Costs

Advertising and marketing costs are generally expensed when the advertisement is first exhibited and are recorded in selling, general and administrative expenses in the Company’s consolidated statements of operations and comprehensive income (loss). Advertising and marketing expense was $374 million, $329 million and $137 million in Fiscal 2023, Fiscal 2022 and Fiscal 2021, respectively.

Cooperative advertising expense, which represents the Company’s participation in advertising expenses of its wholesale customers, is reflected as a reduction to revenue. Expenses related to cooperative advertising for Fiscal 2023, Fiscal 2022 and Fiscal 2021, were $9 million, $4 million and $3 million, respectively.

Shipping and Handling

Inbound freight expenses are recorded as part of cost of goods sold, along with product costs and other costs to acquire inventory. The costs of preparing products for sale, including warehousing expenses, are included in selling, general and administrative expenses in the Company’s consolidated statements of operations and comprehensive income (loss). Outbound freight expenses are recorded as part of selling, general and administrative expenses and include the costs of shipping products to the Company’s e-commerce customers. Shipping and handling costs included within selling, general and administrative expenses in the Company’s consolidated statements of operations and comprehensive income (loss) were $270 million, $236 million and $160 million for Fiscal 2023, Fiscal 2022 and Fiscal 2021, respectively. Shipping and handling costs charged to customers are included in total revenue.

COVID-19 Related Government Assistance and Subsidies

During Fiscal 2023, Fiscal 2022 and Fiscal 2021, the Company recorded $6 million, $10 million and $37 million, respectively, related to government assistance and subsidies. These amounts mostly relate to rent support and payroll expense and were recorded as a reduction of selling, general and administrative expenses.

Cash, Cash Equivalents and Restricted Cash

All highly liquid investments with original maturities of three months or less are considered to be cash equivalents. Included in the Company’s cash and cash equivalents as of April 1, 2023 and April 2, 2022 are credit card receivables of $22 million and $18 million, respectively, which generally settle within two to three business days.

A reconciliation of cash, cash equivalents and restricted cash as of April 1, 2023 and April 2, 2022 from the consolidated balance sheets to the consolidated statements of cash flows is as follows:

	Fiscal Years Ended
	April 1, 2023	April 2, 2022
Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$249	$169
Restricted cash included within prepaid expenses and other current assets	7	3
Total cash, cash equivalents and restricted cash shown in the consolidated statements of cash flows	$256	$172

Inventories

Inventories primarily consist of finished goods with the exception of raw materials and work in process. The combined total of raw materials and work in process recorded on the Company’s consolidated balance sheets as of April 1, 2023 and April 2, 2022 were $47 million and $31 million, respectively. Inventories are stated at the lower of cost or net realizable value. Cost is determined using the weighted-average cost method. Costs include amounts paid to independent manufacturers, plus duties and freight to bring the goods to the Company’s warehouses, as well as shipments to stores. The Company continuously evaluates the composition of its inventory and makes adjustments when the cost of inventory is not expected to be fully recoverable. The net realizable value of the Company’s inventory is estimated based on historical experience, current and forecasted demand and other market conditions. In addition, reserves for inventory losses are estimated based on historical experience and physical inventory counts. The Company’s inventory reserves are estimates, which could vary significantly from actual results if future economic conditions, customer demand or competition differ from expectations. Our historical estimates of these adjustments have not differed materially from actual results.

Store Pre-opening Costs

Costs associated with the opening of new retail stores and start up activities are expensed as incurred.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and amortization (carrying value). Depreciation is recorded on a straight-line basis over the expected remaining useful lives of the related assets. Equipment, furniture and fixtures are depreciated over five to seven years, computer hardware and software are depreciated over three to five years. The Company’s share of the cost of constructing in-store shop displays within its wholesale customers’ floor-space (“shop-in-shops”), which is paid directly to third-party suppliers, is capitalized as property and equipment and is generally amortized over a useful life of three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated remaining useful lives of the related assets or the remaining lease term, including highly probable renewal periods. Maintenance and repairs are charged to expense in the year incurred.

The Company capitalizes, in property and equipment, direct costs incurred during the application development stage and the implementation stage for developing, purchasing or otherwise acquiring software for its internal use. These costs are amortized over the estimated useful lives of the software, generally five years, except for ERP systems which has an estimated useful life of ten years. All costs incurred during the preliminary project stage, including project scoping and identification and testing of alternatives, are expensed as incurred.

Definite-lived Intangible Assets

The Company’s definite-lived intangible assets consist of trademarks and customer relationships which are stated at cost less accumulated amortization. The Company’s customer relationships are amortized over five to eighteen years. Reacquired rights recorded in connection with the acquisition of Michael Kors (HK) Limited and Subsidiaries (“MKHKL”) are amortized through March 31, 2041, the original expiration date of the Michael Kors license agreement in the Greater China region. The trademark for the Michael Kors brand is amortized over twenty years.

Long-lived Assets

The Company evaluates all long-lived assets, including operating lease right-of-use assets, property and equipment and definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. For the purposes of impairment testing, the Company groups long-lived assets at the lowest level of identifiable cash flow. Leasehold improvements are typically amortized over the term of the store lease, including reasonably assured renewals and the shop-in-shops are amortized over a useful life of three to five years. The Company’s impairment testing is based on its best estimate of the future operating cash flows. If the sum of our estimated undiscounted future cash flows associated with the asset is less than the asset’s carrying value, the Company would recognize an impairment charge, which is measured as the amount by which the carrying value exceeds the fair value of the asset. The fair values determined by management require significant judgment and include certain assumptions regarding future sales and expense growth rates, discount rates and estimates of real estate market fair values. As such, these estimates may differ from actual results and are affected by future market and economic conditions.

During Fiscal 2023, Fiscal 2022 and Fiscal 2021, the Company recorded impairment charges of $36 million, $83 million and $158 million, respectively, which were primarily related to operating lease right-of-use assets and fixed assets of our retail store locations. Please refer to Note 7 and Note 13 for additional information.

Goodwill and Other Indefinite-lived Intangible Assets

The Company records intangible assets based on their fair value on the date of acquisition. Goodwill is recorded as the difference between the fair value of the purchase consideration and the fair value of the net identifiable tangible and intangible assets acquired. The brand intangible assets recorded in connection with the acquisitions of Versace and Jimmy Choo were determined to be indefinite-lived intangible assets, which are not subject to amortization. The Company performs an impairment assessment of goodwill, as well as the Versace brand and Jimmy Choo brand intangible assets on an annual basis, or whenever impairment indicators exist. In the absence of any impairment indicators, goodwill, for the Versace brand and the Jimmy Choo brand are assessed for impairment during the fourth quarter of each fiscal year. Judgments regarding the existence of impairment indicators are based on market conditions and operational performance of the business.

The Company may assess its goodwill and its brand intangible assets for impairment initially using a qualitative approach to determine whether it is more likely than not that the fair value of these assets is greater than their carrying value. When performing a qualitative test, the Company assesses various factors, including industry and market conditions, macroeconomic conditions and performance of its businesses. If the results of the qualitative assessment indicate that it is more likely than not that our goodwill and other indefinite-lived intangible assets are impaired, a quantitative impairment analysis is performed to determine if impairment is required. The Company may also elect to perform a quantitative analysis of goodwill and its indefinite-lived intangible assets initially rather than using a qualitative approach.

The impairment testing for goodwill is performed at the reporting unit level. The Company uses industry accepted valuation models and set criteria that are reviewed and approved by various levels of management and, in certain instances, it engages independent third-party valuation specialists. To determine the fair value of a reporting unit, the Company uses a combination of the income and market approaches, when applicable. The Company believes the blended use of both models, when applicable, compensates for the inherent risk associated with either model if used on a stand-alone basis, and this combination is indicative of the factors a market participant would consider when performing a similar valuation. If the fair value of a reporting unit exceeds the related carrying value, the reporting unit’s goodwill is considered not to be impaired and no further testing is performed. If the carrying value of a reporting unit exceeds its fair value, an impairment loss is recorded for the difference. These valuations are affected by certain estimates, including future revenue growth rates, future operating expense growth rates, gross margins and discount rates. Future events could cause us to conclude that impairment indicators exist and goodwill may be impaired.

When performing a quantitative impairment assessment of our brand intangible assets, the fair value of the Versace and the Jimmy Choo brands is estimated using a discounted cash flow analysis based on the “relief from royalty” method, assuming that a third-party would be willing to pay a royalty in lieu of ownership for this intangible asset. This approach is dependent on many factors, including estimates of future revenue growth rates, royalty rates and discount rates. Actual future results may differ from these estimates. An impairment loss is recognized when the estimated fair value of the brand intangible assets is less than its carrying amount.

During the fourth quarter of Fiscal 2023, the Company performed its annual goodwill and indefinite-lived intangible assets impairment analysis for each brand. Based on a qualitative impairment assessment of the Michael Kors reporting units, the Company concluded that it is more likely than not that the fair value of the Michael Kors reporting units exceeded its carrying value and, therefore, was not impaired.

The Company elected to perform quantitative impairment analyses for the Versace and Jimmy Choo reporting units, using a combination of income and market approaches to estimate the fair values of reporting units. The Company also elected to perform a quantitative impairment analysis for the Versace and Jimmy Choo brand intangible assets using an income approach to estimate the fair values. The Company performed its annual goodwill and indefinite-lived intangible assets impairment analysis for the Versace and Jimmy Choo reporting units, using a combination of income and market approaches to estimate the fair value of each brands’ reporting units. The Company also elected to perform a quantitative impairment analysis for both the Versace and Jimmy Choo brand indefinite-lived intangible assets using an income approach to estimate the fair values. Based on the results of these assessments, the Company determined there was no impairment for the Jimmy Choo licensing reporting unit and Jimmy Choo wholesale brand indefinite-lived intangible asset and Versace reporting units or brand intangible assets, as the fair values of the reporting units and the brand intangible assets exceeded the related carrying amounts.

However, the Company concluded that the fair value of the Jimmy Choo retail and wholesale reporting units goodwill, along with the Jimmy Choo retail brand indefinite-lived intangible assets, did not exceed their related carrying amounts. The resulting impairment charges were primarily related to a higher discount rate in the current year driven by higher risk-free rates. Accordingly, the Company recorded impairment charges of $82 million related to the Jimmy Choo retail and wholesale reporting units goodwill and $24 million related to the Jimmy Choo retail brand intangible assets during Fiscal 2023. The impairment charges were recorded within impairment of assets on our consolidated statement of operations and comprehensive income (loss) for the fiscal year ended April 1, 2023.

In Fiscal 2022, the Company did not incur any impairment charges. In Fiscal 2021, the Company recorded impairment charges of $94 million related to the Jimmy Choo retail and Jimmy Choo licensing reporting units and $69 million related to the Jimmy Choo brand intangible assets. The impairment charges were recorded within impairment of assets on our consolidated statement of operations and comprehensive income (loss) for the fiscal year ended March 27, 2021. See Note 8 for information relating to the Company’s annual impairment analysis performed during the fourth quarter of Fiscal 2023, Fiscal 2022 and Fiscal 2021.

It is possible that the Company’s conclusions regarding impairment or recoverability of goodwill or other indefinite-lived intangible assets could change in future periods if, for example, (i) the Company’s businesses do not perform as projected, (ii) overall economic conditions in future years vary from current assumptions, (iii) business conditions or strategies change from our current assumptions, (iv) discount rates change, (v) market multiples change or (vi) the identification of the Company’s reporting units change, among other factors. Such changes could result in a future impairment charge of goodwill or other indefinite-lived intangible assets.

Insurance

The Company uses a combination of insurance and self-insurance programs, including a wholly-owned captive insurance entity, to provide for the potential liabilities for certain risks, including workers’ compensation and employee-related health care benefits. The Company also maintains stop-loss coverage with third-party insurers to limit its exposure arising from certain claims. Self-insurance claims filed and claims incurred but not reported are accrued based upon management’s estimates of the discounted cost for self-insured claims incurred using actuarial assumptions, historical loss experience, actual payroll and other data. Although the Company believes that it can reasonably estimate losses related to these claims, actual results could differ from these estimates.

The Company also maintains other types of customary business insurance policies, including general liability, directors and officers, marine transport and inventory and business interruption insurance. Insurance recoveries represent gain contingencies and are recorded upon actual settlement with the insurance carrier.

Share-based Compensation

The Company grants share-based awards to certain employees and directors of the Company. The grant date fair value of share options is calculated using the Black-Scholes option pricing model. The Company uses its own historical experience in determining the expected holding period and volatility of its time-based share option awards. The risk-free interest rate is derived from the zero-coupon United States (“U.S.”) Treasury Strips yield curve based on the grant’s estimated holding period. Determining the grant date fair value of share-based awards requires considerable judgment, including estimating expected volatility, expected term and risk-free rate. If factors change and the Company employs different assumptions, the fair value of future awards and the resulting share-based compensation expense may differ significantly from what the Company has estimated in the past.

The closing market price of the Company’s shares on the date of grant is used to determine the grant date fair value of restricted shares, time-based restricted stock units (“RSUs”) and performance-based RSUs. These fair values are recognized as expense over the requisite service period, net of estimated forfeitures, based on expected attainment of pre-established performance goals for performance grants, or the passage of time for those grants which have only time-based vesting requirements.

Foreign Currency Translation and Transactions

The financial statements of the majority of the Company’s foreign subsidiaries are measured using the local currency as the functional currency. The Company’s functional currency is the United States Dollar (“USD”) for Capri and its United States based subsidiaries. Assets and liabilities are translated using period-end exchange rates, while revenues and expenses are translated using average exchange rates over the reporting period. The resulting translation adjustments are recorded separately in shareholders’ equity as a component of accumulated other comprehensive income. Foreign currency income and losses resulting from the re-measuring of transactions denominated in a currency other than the functional currency of a particular entity are included in foreign currency loss (gain) on the Company’s consolidated statements of operations and comprehensive income (loss).

Derivative Financial Instruments

Forward Foreign Currency Exchange Contracts

The Company uses forward foreign currency exchange contracts to manage its exposure to fluctuations in foreign currencies for certain transactions. The Company, in its normal course of business, enters into transactions with foreign suppliers and seeks to minimize risks related to these transactions. The Company employs these forward contracts to hedge the Company’s cash flows, as they relate to transactions denominated in foreign currencies. Certain of these contracts are designated as hedges for accounting purposes, while others remain undesignated. All of the Company’s derivative instruments are recorded in the Company’s consolidated balance sheets at fair value on a gross basis, regardless of their hedge designation.

The Company designates certain contracts related to the purchase of inventory that qualify for hedge accounting as cash flow hedges. Formal hedge documentation is prepared for all derivative instruments designated as hedges, including a description of the hedged transaction, the hedging instrument and the risk being hedged. The changes in the fair value for contracts designated as cash flow hedges are recorded in equity as a component of accumulated other comprehensive income until the hedged item affects earnings. When the inventory related to forecasted inventory purchases that are being hedged is sold to a third-party, the gains or losses deferred in accumulated other comprehensive income are recognized within cost of goods sold. The Company uses regression analysis to assess effectiveness of derivative instruments that are designated as hedges, which compares the change in the fair value of the derivative instrument to the change in the related hedged item. If the hedge is no longer expected to be highly effective, future changes in the fair value are recognized in earnings. For those contracts that are not designated as hedges, changes in the fair value are recorded to foreign currency loss (gain) in the Company’s consolidated statements of operations and comprehensive income (loss). The Company classifies cash flows relating to its forward foreign currency exchange contracts related to purchase of inventory consistently with the classification of the hedged item, within cash flows from operating activities.

The Company is exposed to the risk that counterparties to derivative contracts will fail to meet their contractual obligations. In order to mitigate counterparty credit risk, the Company only enters into contracts with carefully selected financial institutions based upon their credit ratings and certain other financial factors, adhering to established limits for credit exposure. The aforementioned forward contracts generally have a term of no more than 12 months. The period of these contracts is directly related to the transactions they are intended to hedge.

Net Investment Hedges

The Company also uses fixed-to-fixed cross currency swap agreements to hedge its net investments in foreign operations against future volatility in the exchange rates between different currencies. The Company has elected the spot method of designating these contracts under ASU 2017-12, “Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities,” and has designated these contracts as net investment hedges. The net gain or loss on the net investment hedge is reported within foreign currency translation income (loss) (“CTA”), as a component of accumulated other comprehensive income on the Company’s consolidated balance sheets. Interest accruals and coupon payments are recognized directly in interest expense (income), net in the Company’s consolidated statements of operations and comprehensive income (loss). Upon discontinuation of a hedge, all previously recognized amounts remain in CTA until the net investment is sold, diluted or liquidated.

Fair Value Hedges

When a cross-currency swap is designated as a fair value hedge and qualifies as highly effective, the fair value hedge will be recorded at fair value each period on the Company’s consolidated balance sheets, with the difference resulting from the changes in the spot rate recognized in foreign currency loss (gain) on the Company’s consolidated statements of operations and comprehensive income (loss), which will offset the earnings impact of the original transaction being hedged for.

Income Taxes

Deferred income tax assets and liabilities provide for temporary differences between the tax bases and financial reporting bases of the Company’s assets and liabilities using the tax rates and laws in effect for the periods in which the differences are expected to reverse. The Company periodically assesses the realizability of deferred tax assets and the adequacy of deferred tax liabilities, based on the results of local, state, federal or foreign statutory tax audits or estimates and judgments used.

Realization of deferred tax assets associated with net operating loss and tax credit carryforwards are dependent upon generating sufficient taxable income prior to their expiration in the applicable tax jurisdiction. The Company periodically reviews the recoverability of its deferred tax assets and provides valuation allowances, as deemed necessary, to reduce deferred tax assets to amounts that more-likely-than-not will be realized. The Company’s management considers many factors when assessing the likelihood of future realization of deferred tax assets, including recent earnings within various taxing jurisdictions, expectations of future taxable income, the carryforward periods remaining and other factors. Changes in the required valuation allowance are recorded in income in the period such determination is made. Deferred tax assets could be reduced in the future if the Company’s estimates of taxable income during the carryforward period are significantly reduced or alternative tax strategies are no longer viable.

The Company recognizes the impact of an uncertain income tax position taken on its income tax returns at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will be recognized if it has less than a 50% likelihood of being sustained. The tax positions are analyzed periodically (at least quarterly) and adjustments are made as events occur that warrant adjustments for those positions. The Company records interest expense and penalties payable to relevant tax authorities as income tax expense.

Leases

On March 31, 2019, the Company adopted ASU 2016-02, “Leases (Topic 842),” which requires lessees to recognize a lease liability and a right-of-use asset on the balance sheet for all leases, except certain short-term leases. The Company adopted the new standard recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption without restating the comparative prior year periods.

The Company leases retail stores, office space and warehouse space under operating lease agreements that expire at various dates through September 2043. The Company’s leases generally have terms of up to ten years, generally require fixed rent payments and may require the payment of additional rent if store sales exceed a negotiated amount. Although most of the Company’s equipment is owned, the Company has limited equipment leases that expire on various dates through August 2027. The Company acts as sublessor in certain leasing arrangements, primarily related to closed stores under its restructuring initiatives, as defined in Note 10. Fixed sublease payments received are recognized on a straight-line basis over the sublease term. The Company determines the sublease term based on the date it provides possession to the subtenant through the expiration date of the sublease.

The Company recognizes operating lease right-of-use assets and lease liabilities at lease commencement date, based on the present value of fixed lease payments over the expected lease term. The Company uses its incremental borrowing rates to determine the present value of fixed lease payments based on the information available at the lease commencement date, as the rate implicit in the lease is not readily determinable for the Company’s leases. The Company’s incremental borrowing rates are based on the term of the leases, the economic environment of the leases and reflect the expected interest rate it would incur to borrow on a secured basis. Certain leases include one or more renewal options, generally for the same period as the initial term of the lease. The exercise of lease renewal options is generally at the Company’s sole discretion and as such, the Company typically determines that exercise of these renewal options is not reasonably certain. As a result, the Company generally does not include the renewal option period in the expected lease term and the associated lease payments are not included in the measurement of the operating lease right-of-use asset and lease liability. Certain leases also contain termination options with an associated penalty. Generally, the Company is reasonably certain not to exercise these options and as such, they are not included in the determination of the expected lease term. The Company recognizes operating lease expense on a straight-line basis over the lease term.

Leases with an initial lease term of 12 months or less are not recorded on the balance sheet. The Company recognizes lease expense for its short-term leases on a straight-line basis over the lease term.

The Company’s leases generally provide for payments of non-lease components, such as common area maintenance, real estate taxes and other costs associated with the leased property. The Company accounts for lease and non-lease components of its real estate leases together as a single lease component and, as such, includes fixed payments of non-lease components in the measurement of the operating lease right-of-use assets and lease liabilities for its real estate leases. Variable lease payments, such as percentage rentals based on location sales, periodic adjustments for inflation, reimbursement of real estate taxes, any variable common area maintenance and any other variable costs associated with the leased property, are expensed as incurred as variable lease costs and are not recorded on the balance sheet. The Company’s lease agreements do not contain any material residual value guarantees or material restrictions or covenants.

Debt Issuance Costs and Unamortized Discounts

The Company defers debt issuance costs directly associated with acquiring third-party financing. These debt issuance costs and any discounts on issued debt are amortized on a straight-line basis, which approximates the effective interest method, as interest expense over the term of the related indebtedness. Deferred financing fees associated with the Company’s Revolving Credit Facilities are primarily recorded within other assets in the Company’s consolidated balance sheets. Deferred financing fees and unamortized discounts associated with the Company’s other borrowings are primarily recorded as an offset to long-term debt in the Company’s consolidated balance sheets. See Note 11 for additional information.

Net Income (Loss) per Share

The Company’s basic net income (loss) per ordinary share is calculated by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period. Diluted net income (loss) per ordinary share reflects the potential dilution that would occur if RSUs or any other potentially dilutive instruments, including share option grants, were converted or exercised into ordinary shares. These potentially dilutive securities are included in diluted shares to the extent they are dilutive under the treasury stock method for the applicable periods. Performance-based RSUs are included in diluted shares if the related performance conditions are considered satisfied as of the end of the reporting period and to the extent they are dilutive under the treasury stock method.

The components of the calculation of basic net income (loss) per ordinary share and diluted net income (loss) per ordinary share are as follows (in millions, except share and per share data):

	Fiscal Years Ended
	April 1, 2023	April 2, 2022	March 27, 2021
Numerator:
Net income (loss) attributable to Capri	$616	$822	$(62)
Denominator:
Basic weighted average shares	132,532,009	149,724,675	150,453,568
Weighted average dilutive share equivalents:
Share options, restricted stock units, and performance restricted stock units	1,470,471	2,773,232	—
Diluted weighted average shares	134,002,480	152,497,907	150,453,568
Basic net income (loss) per share (1)	$4.65	$5.49	$(0.41)
Diluted net income (loss) per share (1)	$4.60	$5.39	$(0.41)

(1)	Basic and diluted net income (loss) per share are calculated using unrounded numbers.

Share equivalents of 457,722 shares, 360,378 shares and 3,658,959 shares, for Fiscal 2023, Fiscal 2022 and Fiscal 2021, respectively, have been excluded from the above calculation due to their anti-dilutive effect.

Diluted net loss per share attributable to Capri for Fiscal 2021 excluded all potentially dilutive securities because there was a net loss attributable to Capri for the period and, as such, the inclusion of these securities would have been anti-dilutive.

Noncontrolling Interest

The Company has an ownership interest in the Michael Kors Latin American joint venture, MK (Panama) Holdings, S.A. and subsidiaries of 75%, an ownership interest in the Jimmy Choo EMEA joint venture JC Gulf Trading LLC of 49% and an ownership interest in the Jimmy Choo Macau joint venture J. Choo (Macau) Co. Limited of 70%.

Recently Adopted Accounting Pronouncements

Government Assistance Disclosures

In November 2021, the Financial Accounting Standards Board (“FASB”) issued ASU 2021-10, “Disclosures by Business Entities about Government Assistance”, which requires all businesses provide annual disclosures about transactions with a government that are accounted for by applying a grant or contribution accounting model by analogy. These disclosures include providing the nature of the transactions and the related accounting policy used to account for the transactions, the amounts and financial statement line items impacted by these transactions, and the significant terms and conditions of these transactions, including commitments and contingencies related to such transactions. ASU 2021-10 is effective for the Company beginning in its Fiscal 2023 with early adoption permitted. The Company early adopted ASU 2021-10 during the third quarter of Fiscal 2022 and will continue to utilize the grant accounting model.

Recently Issued Accounting Pronouncements

The Company has considered all new accounting pronouncements and, other than the recent pronouncements discussed below, have concluded that there are no new pronouncements that may have a material impact on the Company’s results of operations, financial condition or cash flows based on current information.

Supplier Finance Programs

In September 2022, the FASB issued ASU 2022-04, “Disclosure of Supplier Finance Program Obligations” which makes a number of changes. The amendments require a buyer in a supplier finance program to disclose sufficient information about the program to allow a user of financial statements to understand the program’s nature, activity during the period, changes from period to period and potential magnitude. The amendments in this update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, except for the amendment on roll forward information, which is effective for fiscal years beginning after December 15, 2023. Early adoption is permitted. The Company is currently evaluating the impact of adopting this standard on the Company’s disclosures.

3. Revenue Recognition

The Company accounts for contracts with its customers when there is approval and commitment from both parties, the rights of the parties and payment terms have been identified, the contract has commercial substance and collectability of consideration is probable. Revenue is recognized when control of the promised goods or services is transferred to the Company’s customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for goods or services.

The Company sells its products through three primary channels of distribution: retail, wholesale and licensing. Within the retail and wholesale channels, substantially all of the Company’s revenues consist of sales of products that represent a single performance obligation, where control transfers at a point in time to the customer. For licensing arrangements, royalty and advertising revenue is recognized over time based on access provided to the Company’s brands.

The Company has chosen to apply the practical expedient allowing it not to disclose the amount of the transaction price allocated to the remaining performance obligations that have an expected duration of 12 months or less.

Retail

The Company generates sales through directly operated stores and e-commerce sites throughout the Americas (United States, Canada and Latin America), certain parts of EMEA (Europe, Middle East and Africa) and certain parts of Asia (Asia and Oceania). Retail revenue is recognized when control of the product is transferred at the point of sale at Company owned stores, including concessions. For e-commerce transactions, control is transferred and revenue is recognized when products are delivered to the customer. To arrive at net sales for retail, gross sales are reduced by actual customer returns, as well as by a provision for estimated future customer returns.

Sales tax collected from retail customers are presented on a net basis and, as such, are excluded from revenue. Shipping and handling costs that are billed to customers are included in net sales, with the related costs recorded in cost of goods sold. Shipping and handling costs that are not billed to customers are accounted for as fulfillment costs.

Gift Cards. The Company sells gift cards that can be redeemed for merchandise, resulting in a contract liability upon issuance. Revenue is recognized when the gift card is redeemed or upon “breakage” for the estimated portion of gift cards that are not expected to be redeemed. “Breakage” revenue is calculated under the proportional redemption methodology, which considers the historical patterns of redemption in jurisdictions where the Company is not required to remit the value of the unredeemed gift cards as unclaimed property. The Company anticipates that substantially all of its outstanding gift cards will be redeemed within the next 12 months. The contract liability related to gift cards, net of estimated “breakage,” was $14 million and $13 million as of April 1, 2023 and April 2, 2022, respectively, and is included in accrued expenses and other current liabilities in the Company’s consolidated balance sheets.

Loyalty Program. The Company offers a loyalty program, which allows its Michael Kors United States customers to earn points on qualifying purchases toward monetary and non-monetary rewards, which may be redeemed for purchases at Michael Kors retail stores and e-commerce sites. The Company defers a portion of the initial sales transaction based on the estimated relative fair value of the benefits based on projected timing of future redemptions and historical activity. These amounts include estimated “breakage” for points that are not expected to be redeemed.

Wholesale

The Company’s products are sold primarily to major department stores, specialty stores and travel retail shops throughout the Americas, EMEA and Asia. The Company also has arrangements where its products are sold to geographic licensees in certain parts of EMEA, Asia and South America. Wholesale revenue is recognized net of estimates for sales returns, discounts, markdowns and allowances, when merchandise is shipped and control of the underlying product is transferred to the Company’s wholesale customers. To arrive at net sales for wholesale, gross sales are reduced by provisions for estimated future returns, as well as trade discounts, markdowns, allowances, operational chargebacks and certain cooperative selling expenses. These estimates are developed based on historical trends, actual and forecasted performance and market conditions, and are reviewed by management on a quarterly basis. Unfulfilled, non-cancelable purchase orders for products from wholesale customers (including the Company’s geographic licensees) are expected to be fulfilled within the next 12 months.

Licensing

The Company provides its third-party licensees with the right to access its Versace, Jimmy Choo and Michael Kors trademarks under product and geographic licensing arrangements. Under product licensing arrangements, the Company allows third-parties to manufacture and sell luxury goods, including watches and jewelry, fragrances, eyewear and home furnishings, using the Company’s trademarks. Under geographic licensing arrangements, third-party licensees receive the right to distribute and sell products bearing the Company’s trademarks in retail and/or wholesale channels within certain geographical areas, including Brazil, the Middle East, Eastern Europe, South Africa and certain parts of Asia.

The Company recognizes royalty revenue and advertising contributions based on the percentage of sales made by the licensees. Advertising contributions are received to support the Company’s branded advertising and marketing campaigns and are viewed as part of a single performance obligation with the right to access the Company’s trademarks. Royalty revenue generated from licenses, which includes contributions for advertising, may be subject to contractual minimum levels, as defined in the contract. Such minimums are generally fixed annually, based on the previous year’s sales. Licensing revenue is based on reported current period sales of licensed products at rates that are specified in the license agreements for contracts that are expected to exceed the related guaranteed minimums. If the Company expects the minimum guaranteed amounts to exceed amounts calculated based on actual sales, the guaranteed minimums are recognized ratably over the contractual year to which they relate. Generally, the Company’s guaranteed minimum royalty amounts due from licensees relate to contractual periods that do not exceed 12 months, however, some of our guaranteed minimums for Versace are multi-year based. As of April 1, 2023, contractually guaranteed minimum fees from the Company’s license agreements expected to be recognized as revenue during future periods were as follows (in millions):

Contractually Guaranteed Minimum Fees

Fiscal 2024	$33
Fiscal 2025	33
Fiscal 2026	30
Fiscal 2027	25
Fiscal 2028	18
Fiscal 2029 and thereafter	29
Total	$168

Sales Returns

For the sale of goods with a right of return, the Company recognizes revenue for the consideration for which it expects to be entitled and a refund liability for the amount it expects to refund to its customers within accrued expenses and other current liabilities. The refund liability is estimated based on management’s review of historical and current customer returns for its retail and wholesale customers, estimated future returns, adjusted for non-resalable products. The Company also considers its product strategies, as well as the financial condition of its customers, store closings by wholesale customers, changes in the retail environment and other macroeconomic factors. The Company recognizes an asset with a corresponding adjustment to cost of sales for the right to recover the products from its retail and wholesale customers. The refund liability recorded as of April 1, 2023 and April 2, 2022 was $54 million and $52 million, respectively, and the related asset for the right to recover returned product as of April 1, 2023 and April 2, 2022 was $17 million and $15 million, respectively.

Contract Balances

The Company’s contract liabilities are recorded within accrued expenses and other current liabilities and other long-term liabilities in its consolidated balance sheets depending on the short- or long-term nature of the payments to be recognized. The Company’s contract liabilities primarily consist of gift card liabilities, advanced payments from product licensees and loyalty program liabilities. Total contract liabilities were $36 million and $30 million as of April 1, 2023 and April 2, 2022, respectively. During Fiscal 2023 and Fiscal 2022, the Company recognized $13 million and $10 million in revenue, respectively, relating to contract liabilities that existed at April 2, 2022 and March 27, 2021, respectively. There were no material contract assets recorded as of April 1, 2023 and April 2, 2022.

There were no changes in historical variable consideration estimates that were materially different from actual results.

Disaggregation of Revenue

The following table presents the Company’s segment revenues disaggregated by geographic location (in millions):

	Fiscal Years Ended
	April 1, 2023	April 2, 2022	March 27, 2021

Versace revenue - the Americas	$408	$408	$201
Versace revenue - EMEA	468	425	276
Versace revenue - Asia	230	255	241
Total Versace revenue	1,106	1,088	718
Jimmy Choo revenue - the Americas	196	175	102
Jimmy Choo revenue - EMEA	255	229	146
Jimmy Choo revenue - Asia	182	209	170
Total Jimmy Choo revenue	633	613	418
Michael Kors revenue - the Americas	2,616	2,627	1,869
Michael Kors revenue - EMEA	819	835	607
Michael Kors revenue - Asia	445	491	448
Total Michael Kors revenue	3,880	3,953	2,924
Total revenue - the Americas	3,220	3,210	2,172
Total revenue - EMEA	1,542	1,489	1,029
Total revenue - Asia	857	955	859
Total revenue	$5,619	$5,654	$4,060

4. Leases

The following table presents the Company’s supplemental balance sheets information related to leases (in millions):

	Balance Sheet Location	April 1, 2023	April 2, 2022
Assets
Operating leases	Operating lease right-of-use assets	$1,330	$1,358
Liabilities
Current:
Operating leases	Short-term portion of operating lease liabilities	$429	$414
Non-current:
Operating leases	Long-term portion of operating lease liabilities	$1,348	$1,467

The components of net lease costs for the fiscal year ended April 1, 2023 and April 2, 2022 were as follows (in millions):

	Consolidated Statement of Operations and Comprehensive Income (Loss) Location	April 1, 2023	April 2, 2022
Operating lease cost	Selling, general and administrative expenses	$405	$410
Variable lease cost (1)	Selling, general and administrative expenses	170	135
Short-term lease cost	Selling, general and administrative expenses	8	16
Sublease income	Selling, general and administrative expenses	(9)	(3)
Sublease income (2)	Restructuring and other charges	—	(5)
Total lease cost, net		$574	$553

(1)
The Company elected to account for rent concessions negotiated in connection with COVID-19 as if it were contemplated as part of the existing contract and these concessions are recorded as variable lease expense. As of the fiscal year ended April 1, 2023 and April 2, 2022, rent concessions due to COVID-19 were $14 million and $15 million, respectively.

(2)	The Company recorded sublease income related to certain leases in connection with the Capri Retail Store Optimization plan.

The following table presents the Company’s supplemental cash flow information related to leases (in millions):

	April 1, 2023	April 2, 2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows used in operating leases	$501	$543
Non-cash transactions:
Lease assets obtained in exchange for new lease liabilities	344	332
Rent concessions due to COVID-19	14	15

The following tables summarizes the weighted average remaining lease term and weighted average discount rate related to the Company’s operating lease right-of-use assets and lease liabilities recorded on the balance sheets as of April 1, 2023 and April 2, 2022:

	April 1, 2023	April 2, 2022
Operating leases:
Weighted average remaining lease term (years)	5.9	6.0
Weighted average discount rate	3.3%	3.1%

At April 1, 2023, the future minimum lease payments under the terms of these noncancelable operating lease agreements are as follows (in millions):

April 1, 2023
Fiscal 2024	$473
Fiscal 2025	384
Fiscal 2026	297
Fiscal 2027	212
Fiscal 2028	169
Thereafter	427
Total lease payments	1,962
Less: interest	(185)
Total lease liabilities	$1,777

At April 1, 2023, the future minimum sublease income under the terms of these noncancelable operating lease agreements are as follows (in millions):

April 1, 2023
Fiscal 2024	$8
Fiscal 2025	7
Fiscal 2026	5
Fiscal 2027	4
Fiscal 2028	4
Thereafter	8
Total sublease income	$36

Additionally, the Company had approximately $139 million and $49 million of future payment obligations related to executed lease agreements for which the related lease has not yet commenced as of April 1, 2023 and April 2, 2022, respectively.

See Note 2 for additional information on the Company’s accounting policies related to leases.

5. Receivables, net

Receivables, net consist of (in millions):

	April 1, 2023	April 2, 2022
Trade receivables (1)	$412	$461
Receivables due from licensees	14	17
	426	478
Less: allowances	(57)	(44)
Total receivables, net	$369	$434

(1) As of April 1, 2023 and April 2, 2022, $96 million and $83 million, respectively, of trade receivables were insured.

Receivables are presented net of allowances for discounts, markdowns, operational chargebacks and credit losses. Discounts are based on open invoices where trade discounts have been extended to customers. Markdowns are based on wholesale customers’ sales performance, seasonal negotiations with customers, historical deduction trends and an evaluation of current market conditions. Operational chargebacks are based on deductions taken by customers, net of expected recoveries. Such provisions, and related recoveries, are reflected in revenues.

The Company’s allowance for credit losses is determined through analysis of periodic aging of receivables and assessments of collectability based on an evaluation of historic and anticipated trends, the financial condition of the Company’s customers and the impact of general economic conditions. The past due status of a receivable is based on its contractual terms. Amounts deemed uncollectible are written off against the allowance when it is probable the amounts will not be recovered. Allowance for credit losses was $8 million and $10 million as of April 1, 2023 and April 2, 2022, respectively. The Company had credit losses of $5 million, $7 million and $(3) million, respectively, for Fiscal 2023, Fiscal 2022 and Fiscal 2021.

6. Concentration of Credit Risk, Major Customers and Suppliers

Financial instruments that subject the Company to concentration of credit risk are cash and cash equivalents and receivables. As part of its ongoing procedures, the Company monitors its concentration of deposits with various financial institutions in order to avoid any undue exposure. The Company mitigates its risk by depositing cash and cash equivalents in major financial institutions. The Company also mitigates its credit risk by obtaining insurance coverage for a portion of its receivables (see Note 5). No individual customer accounted for 10% or more of the Company’s total revenues during Fiscal 2023, Fiscal 2022 or Fiscal 2021.

The Company contracts for the purchase of finished goods principally with independent third-party contractors, whereby the contractor is generally responsible for all manufacturing processes. Although the Company does not have any long-term agreements with any of its manufacturing contractors, the Company believes it has mutually satisfactory relationships with them. The Company allocates product manufacturing among agents and contractors based on their capabilities, the availability of production capacity, quality, pricing and delivery. The inability of certain contractors to provide needed services on a timely basis could adversely affect the Company’s operations and financial condition. For Fiscal 2023, Fiscal 2022 and Fiscal 2021, one contractor accounted for approximately 15%, 17% and 18%, respectively, of the Company’s total finished goods purchases, based on dollar volume.

The Company also has relationships with various agents who source finished goods with numerous contractors on behalf of its Michael Kors brand. For Fiscal 2023, Fiscal 2022 and Fiscal 2021, one agent sourced approximately 15%, 14% and 15%, respectively, of Michael Kors finished goods, based on dollar volume.

7. Property and Equipment, net

Property and equipment, net, consists of (in millions):

	April 1, 2023	April 2, 2022
Leasehold improvements	$577	$575
Computer equipment and software	237	212
Furniture and fixtures	216	218
Equipment	106	81
Building	48	48
In-store shops	44	47
Land	18	19
Total property and equipment, gross	1,246	1,200
Less: accumulated depreciation and amortization	(784)	(790)
Subtotal	462	410
Construction-in-progress	90	66
Total property and equipment, net	$552	$476

Depreciation and amortization of property and equipment for the fiscal years ended April 1, 2023, April 2, 2022, and March 27, 2021 totaled $135 million, $144 million and $165 million, respectively. During Fiscal 2023, Fiscal 2022 and Fiscal 2021, the Company recorded property and equipment impairment charges of $3 million, $7 million and $23 million, respectively, primarily related to the Company’s retail store locations. See Note 13 for additional information.

8. Intangible Assets and Goodwill

The following table details the carrying values of the Company’s intangible assets other than goodwill (in millions):

	April 1, 2023			April 2, 2022
	Gross Carrying Amount	Accumulated Amortization/Impairment	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization/Impairment	Net Carry Amount
Definite-lived intangible assets:
Reacquired rights	$400	$109	$291	$400	$94	$306
Trademarks	23	23	—	23	22	1
Customer relationships	397	136	261	414	112	302
Total definite-lived intangible assets	820	268	552	837	228	609
Indefinite-lived intangible assets:
Jimmy Choo brand (1)	550	273	277	570	249	321
Versace brand (2)	899	—	899	917	—	917
Total indefinite-lived intangible assets	1,449	273	1,176	1,487	249	1,238
Total intangible assets, excluding goodwill	$2,269	$541	$1,728	$2,324	$477	$1,847

(1)
The year-over-year change in net carrying amount reflects an impairment charge of $24 million and foreign currency translation of $20 million for the fiscal year ended April 1, 2023. There was no impairment charge for the fiscal year ended April 2, 2022.

(2)	The year-over-year change in net carrying amount reflects foreign currency translation for the fiscal year ended April 1, 2023.

Reacquired rights relate to the Company’s reacquisition of the rights to use the Michael Kors trademarks and to import, sell, advertise and promote certain of its products in the previously licensed territories in the Greater China region and are being amortized through March 31, 2041, the expiration date of the former licensing agreement. The trademarks relate to the Michael Kors brand name and are amortized over twenty years. Customer relationships are generally amortized over five to eighteen years. Amortization expense for the Company’s definite-lived intangibles was $44 million, $49 million and $47 million, respectively, for each of the fiscal years ended April 1, 2023, April 2, 2022 and March 27, 2021.

Indefinite-lived intangible assets other than goodwill included the Versace and Jimmy Choo brands, which were recorded in connection with the acquisitions of Versace and Jimmy Choo, and have an indefinite life as they are essential to the Company’s ability to operate the Versace and Jimmy Choo businesses for the foreseeable future.

Estimated amortization expense for each of the next five years is as follows (in millions):

Fiscal 2024	$44
Fiscal 2025	44
Fiscal 2026	44
Fiscal 2027	44
Fiscal 2028	43
Fiscal 2029 and thereafter	333
Total	$552

The future amortization expense above reflects weighted-average estimated remaining useful lives of eighteen years for reacquired rights and ten years for customer relationships.

The following table details the changes in goodwill for each of the Company’s reportable segments (in millions):

	Versace	Jimmy Choo	Michael Kors	Total
Balance at March 27, 2021	$933	$445	$120	$1,498
Foreign currency translation	(59)	(21)	—	(80)
Balance at April 2, 2022	874	424	120	1,418
Impairment charges(1)	—	(82)	—	(82)
Foreign currency translation	(17)	(26)	—	(43)
Balance at April 1, 2023	$857	$316	$120	$1,293

(1)
The Company recorded impairment charges of $82 million during Fiscal 2023 related to the Jimmy Choo retail and wholesale reporting units. As of April 1, 2023, the Company had accumulated impairment charges of $347 million related to Jimmy Choo reporting units.

The Company’s goodwill and the Versace and Jimmy Choo brands are not subject to amortization but are evaluated for impairment annually in the last quarter of each fiscal year, or whenever impairment indicators exist. During the fourth quarter of Fiscal 2023, the Company performed its annual goodwill and indefinite-lived intangible assets impairment analysis. The Company performed its goodwill impairment assessment for its Michael Kors reporting units using a qualitative assessment. Based on the results of the Company’s qualitative impairment assessment, the Company concluded that it is more likely than not that the fair value of the Michael Kors’ reporting units exceeded their carrying value and, therefore, were not impaired.

The Company performed its annual goodwill and indefinite-lived intangible assets impairment analysis for both the Versace and Jimmy Choo reporting units, using a combination of income and market approaches to estimate the fair value of each brands’ reporting units. The Company also elected to perform an impairment analysis for both the Versace and Jimmy Choo brand indefinite-lived intangible assets using an income approach to estimate the fair values. Based on the results of these assessments, the Company determined there was no impairment for the Jimmy Choo Licensing reporting unit goodwill or Wholesale brand intangible assets and Versace reporting units goodwill or brand intangible assets, as the fair values of the reporting units and the brand intangible assets exceeded the related carrying amounts.

However, the Company concluded that the fair value of the Jimmy Choo Retail and Wholesale reporting units goodwill, along with the Jimmy Choo Retail brand indefinite-lived intangible assets did not exceed their related carrying amounts. These impairment charges were primarily related to a higher discount rate in the current year driven by higher risk-free rates. Accordingly, the Company recorded goodwill impairment charges of $82 million related to the Jimmy Choo Retail and Wholesale reporting units and $24 million related to the Jimmy Choo Retail brand intangible assets during Fiscal 2023. The impairment charges were recorded within impairment of assets on our consolidated statement of operations and comprehensive income (loss) for the fiscal year ended April 1, 2023.

In Fiscal 2022, the Company did not incur any impairment charges. In Fiscal 2021, the Company recorded goodwill impairment charges of $94 million related to the Jimmy Choo Wholesale and Jimmy Choo Licensing reporting units and impairment charges of $69 million related to the Jimmy Choo brand intangible assets. The impairment charges were recorded within impairment of assets on our consolidated statement of operations and comprehensive income (loss) for the fiscal year ended March 27, 2021. See Note 13 for additional information.

9. Current Assets and Current Liabilities

Prepaid expenses and other current assets consist of the following (in millions):

	April 1, 2023	April 2, 2022
Prepaid taxes	$105	$86
Prepaid contracts	22	15
Interest receivable related to hedges	10	13
Other accounts receivables	10	17
Other	48	61
Total prepaid expenses and other current assets	$195	$192

Accrued expenses and other current liabilities consist of the following (in millions):

	April 1, 2023	April 2, 2022
Return liabilities	$54	$52
Accrued capital expenditures	33	39
Other taxes payable	32	61
Accrued advertising and marketing	26	21
Accrued rent (1)	18	20
Advance royalties	18	7
Accrued interest	16	10
Gift and retail store credits	14	17
Professional services	14	15
Accrued litigation	12	13
Accrued purchases and samples	8	11
Charitable donations (2)	—	10
Other	69	75
Total accrued expenses and other current liabilities	$314	$351

(1)	The accrued rent balance relates to variable lease payments.
(2)	The charitable donations balance relates to a $10 million unconditional pledge to The Versace Foundation as of April 2, 2022 which was funded during the third quarter ended December 31, 2022.

10. Restructuring and Other Charges

Restructuring Charges - Capri Retail Store Optimization Program

During Fiscal 2022, the Company completed its plan to close certain retail stores as part of its Capri Retail Store Optimization Program.

The Company closed a total of 167 stores, with 66 and 101 stores closed during Fiscal 2022 and Fiscal 2021, respectively. Net restructuring charges recorded in connection with the Capri Retail Store Optimization Program was $14 million, of which $9 million and $5 million was recorded during Fiscal 2022 and Fiscal 2021, respectively.

Other Charges

During Fiscal 2023, the Company recorded costs of $16 million primarily relating to equity awards associated with the acquisition of Versace. During Fiscal 2022 the Company recorded costs of $33 million, primarily relating to equity awards associated with the acquisition of Versace, severance related to an executive officer and the closure of certain corporate locations. During Fiscal 2021, the Company recorded costs of $27 million, primarily relating to equity awards associated with the acquisition of Versace and the closure of certain corporate locations.

11. Debt Obligations

The following table presents the Company’s debt obligations (in millions):
	April 1, 2023	April 2, 2022
Revolving Credit Facilities	$874	$175
Versace Term Loan	488	—
Senior Notes due 2024	450	450
2018 Term Loan	—	497
Other	17	42
Total debt	1,829	1,164
Less: Unamortized debt issuance costs	2	3
Less: Unamortized discount on senior notes	—	1
Total carrying value of debt	1,827	1,160
Less: Short-term debt	5	29
Total long-term debt	$1,822	$1,131

Senior Revolving Credit Facility

On July 1, 2022, the Company entered into a revolving credit facility (the “2022 Credit Facility”) with, among others, JPMorgan Chase Bank, N.A. (“JPMorgan Chase”), as administrative agent (the “Administrative Agent”), which refinanced its existing senior unsecured revolving credit facility. The Company, a U.S. subsidiary of the Company, a Canadian subsidiary of the Company, a Dutch subsidiary of the Company and a Swiss subsidiary of the Company are the borrowers under the 2022 Credit Facility, and the borrowers and certain subsidiaries of the Company provide unsecured guaranties of the 2022 Credit Facility. The 2022 Credit Facility replaced the third amended and restated senior unsecured credit facility, dated as of November 15, 2018 (the “2018 Credit Facility”).

The 2022 Credit Facility provides for a $1.5 billion revolving credit facility (the “2022 Revolving Credit Facility”), which may be denominated in U.S. Dollars and other currencies, including Euros, Canadian Dollars, Pounds Sterling, Japanese Yen and Swiss Francs. The 2022 Revolving Credit Facility also includes sub-facilities for the issuance of letters of credit of up to $125 million and swing line loans at the Administrative Agent’s discretion of up to $100 million. The Company has the ability to expand its borrowing availability under the 2022 Credit Facility in the form of increased revolving commitments or one or more tranches of term loans by up to an additional $500 million, subject to the agreement of the participating lenders and certain other customary conditions.

Borrowings under the 2022 Credit Facility bear interest, at the Company’s option, at the following rates:

•
For loans denominated in U.S. Dollars, (A) an alternate base rate, which is the greatest of (a) the prime rate publicly announced from time to time by JPMorgan Chase, (b) the greater of the federal funds effective rate and the Federal Reserve Bank of New York overnight bank funding rate and zero, plus 50 basis points, and (c) the greater of term Secured Overnight Financing Rate (“SOFR”) for an interest period of one month plus 10 basis points and zero, plus 100 basis points, (B) the greater of term SOFR for the applicable interest period plus 10 basis points (“Adjusted Term SOFR”) and zero or (C) the greater of daily simple SOFR plus 10 basis points and zero;

•	For loans denominated in Pounds Sterling, the greater of Secured Overnight Index Average (“SONIA”) and zero;
•	For loans denominated in Swiss Francs, the greater of Swiss Average Rate Overnight (“SARON”) and zero;
•	For loans denominated in Euro, the greater of Euro Interbank Offer Rate (“EURIBOR”) for the applicable interest period adjusted for statutory reserve requirements (“Adjusted EURIBOR Rate”) and zero;
•
For loans denominated in Canadian Dollars, the greater of the rate applicable to Canadian Dollar Canadian banker’s acceptances quoted on Reuters for the applicable interest period adjusted for statutory reserve requirements (“Adjusted CDOR Rate”) and zero; and

•
For loans denominated in Japanese Yen, the greater of Tokyo Interbank Offer Rate (“TIBOR”) for the applicable interest period adjusted for statutory reserve requirements (“Adjusted TIBOR Rate”) and zero; in each case, plus an applicable margin based on the Company’s public debt ratings and/or net leverage ratio.

The 2022 Credit Facility provides for an annual administration fee and a commitment fee equal to 7.5 basis points to 17.5 basis points per annum, which was 15.0 basis points as of April 1, 2023. The fees are based on the Company’s public debt ratings and/or net leverage ratio, applied to the average daily unused amount of the 2022 Credit Facility.

Loans under the 2022 Credit Facility may be prepaid and commitments may be terminated or reduced by the borrowers without premium or penalty other than customary “breakage” costs with respect to loans bearing interest based upon Adjusted Term SOFR, the Adjusted EURIBOR Rate, the Adjusted CDOR Rate and the Adjusted TIBOR Rate.

The 2022 Credit Facility requires the Company to maintain a net leverage ratio as of the end of each fiscal quarter of no greater than 4.0 to 1.0. Such net leverage ratio is calculated as the ratio of the sum of total indebtedness as of the date of the measurement plus the capitalized amount of all operating lease obligations, minus unrestricted cash and cash equivalents not to exceed $200 million, to Consolidated EBITDAR for the last four consecutive fiscal quarters. Consolidated EBITDAR is defined as consolidated net income plus provision for taxes based on income, profits or capital, net interest expense, depreciation and amortization expense, consolidated rent expense and other non-cash losses, charge and expenses, subject to certain additions and deductions. The 2022 Credit Facility also includes covenants that limit additional indebtedness, liens, acquisitions and other investments, restricted payments and affiliate transactions.

The 2022 Credit Facility also contains events of default customary for financings of this type, including, but not limited to, payment defaults, material inaccuracy of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy or insolvency, certain events under the Employee Retirement Income Security Act, material judgments, actual or asserted failure of any guaranty supporting the 2022 Credit Facility to be in full force and effect, and changes of control. If such an event of default occurs and is continuing, the lenders under the 2022 Credit Facility would be entitled to take various actions, including, but not limited to, terminating the commitments and accelerating amounts outstanding under the 2022 Credit Facility.

As of April 1, 2023, the Company had $874 million of borrowings outstanding under the 2022 Revolving Credit Facility. The Company had $175 million of borrowings outstanding under revolver in the 2018 Credit Facility as of April 2, 2022. In addition, stand-by letters of credit of $3 million and $21 million were outstanding as of April 1, 2023 and April 2, 2022, respectively. At April 1, 2023, the amount available for future borrowings under the 2022 Revolving Credit Facility was $623 million. The amount available for future borrowings under the revolver in the 2018 Credit Facility was $804 million as of April 2, 2022.

As of April 1, 2023, the Company no longer had an outstanding balance related to the 2018 Term Loan. As of April 2, 2022, the carrying value of the 2018 Term Loan was $495 million, which was recorded within long-term debt in the Company’s consolidated balance sheets.

The Company had $6 million and $3 million of deferred financing fees related to Revolving Credit Facilities as of April 1, 2023 and April 2, 2022, respectively, and are recorded within other assets in the Company’s consolidated balance sheets. As of April 2, 2022, the Company had $2 million of deferred financing fees related to the 2018 Term Loan, which are recorded within long-term debt in the Company’s consolidated balance sheets.

Versace Term Loan

On December 5, 2022, Gianni Versace S.r.l., a wholly owned subsidiary of Capri Holdings Limited, entered into a credit facility with Intesa Sanpaolo S.p.A., Banco Nazionale del Lavoro S.p.A., and UniCredit S.p.A., as arrangers and lenders, and Intesa Sanpaolo S.p.A., as agent, which provides a senior unsecured term loan (the “Versace Term Loan”) in an aggregate principal amount of €450 million (approximately $488 million). The Versace Term Loan is not subject to amortization and matures on December 5, 2025. The Company provides an unsecured guaranty of the Versace Term Loan.

The Versace Term Loan bears interest at a rate per annum equal to the greater of EURIBOR for the applicable interest period and zero, plus a margin of 1.35%.

The Versace Term Loan may be prepaid without premium or penalty other than customary “breakage” costs. The Versace Term Loan requires the Company to maintain a net leverage ratio as of the end of each fiscal quarter of no greater than 4.0 to 1.0. Such net leverage ratio is calculated as the ratio of the sum of total indebtedness as of the date of the measurement plus the capitalized amount of all operating lease obligations, minus unrestricted cash and cash equivalents not to exceed $200 million, to Consolidated EBITDAR for the last four consecutive fiscal quarters. Consolidated EBITDAR is defined as consolidated net income plus provision for taxes based on income, profits or capital, net interest expense, depreciation and amortization expense, consolidated rent expense and other non-cash losses, charge and expenses, subject to certain additions and deductions. The Versace Term Loan also includes covenants that limit additional financial indebtedness, liens, acquisitions, loans and guarantees, restricted payments and mergers of GIVI Holding S.r.l., Gianni Versace S.r.l. and their respective subsidiaries.

The Versace Term Loan contains events of default customary for financings of this type, including, but not limited to payment defaults, material inaccuracy of representations and warranties, covenant defaults, cross-defaults to material financial indebtedness, certain events of bankruptcy or insolvency, illegality or repudiation of any loan document under the Versace Term Loan or any failure thereof to be in full force and effect, and changes of control. If such an event of default occurs and is continuing, the lenders under the Versace Term Loan would be entitled to take various actions, including, but not limited to, accelerating amounts outstanding under the Versace Term Loan.

As of April 1, 2023, the carrying value of the Versace Term Loan was $487 million, net of $1 million of deferred financing fees, which was recorded within long-term debt in the Company’s consolidated balance sheets.

As of April 1, 2023, and the date these financial statements were issued, the Company was in compliance with all covenants related to the 2022 Credit Facility and the Versace Term Loan.

Senior Notes

On October 20, 2017, Michael Kors (USA), Inc. (the “Issuer”), the Company’s wholly owned subsidiary, completed its offering of $450 million aggregate principal amount senior notes due in 2024 (the “Senior Notes”), pursuant to an exemption from registration under the Securities Act of 1933, as amended. The Senior Notes were issued under an indenture dated October 20, 2017, among the Issuer, the Company, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee (the “Indenture”). The Senior Notes were issued to finance a portion of the Company’s acquisition of Jimmy Choo and certain related refinancing transactions.

As of April 1, 2023, the Senior Notes bear interest at a rate of 4.250% per year, subject to adjustments from time to time if either Moody’s or S&P (or a substitute rating agency therefore) downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the Senior Notes. Interest on the Senior Notes is payable semi-annually on May 1 and November 1 of each year, beginning on May 1, 2018.

The Senior Notes are unsecured and are guaranteed by the Company and its existing and future subsidiaries that guarantee or are borrowers under the 2022 Credit Facility (subject to certain exceptions, including subsidiaries organized in China). The Senior Notes may be redeemed at the Company’s option at any time in whole or in part at a price equal to 100% of the principal amount, plus accrued and unpaid interest, plus a “make-whole” amount calculated at the applicable Treasury Rate plus 30 basis points.

The Senior Notes rank equally in right of payment with all of the Issuer’s and guarantors’ existing and future senior unsecured indebtedness, senior in right of payment to any future subordinated indebtedness, effectively subordinated in right of payment to any of the Company’s subsidiaries’ obligations and any of the Company’s secured obligations, to the extent of the assets securing such obligations.

The Indenture contains covenants, including those that limit the Company’s ability to create certain liens and enter into certain sale and leaseback transactions. In the event of a “Change of Control Triggering Event,” as defined in the Indenture, the Issuer will be required to make an offer to repurchase the Senior Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Senior Notes being repurchased plus any unpaid interest. These covenants are subject to important limitations and exceptions, as per the Indenture.

As of April 1, 2023 and April 2, 2022, the carrying value of the Senior Notes was $449 million and $448 million, respectively, net of issuance costs and unamortized discount of $1 million and $2 million, respectively, which were recorded within long-term debt in the Company’s consolidated balance sheets.

Supplier Financing Program

During Fiscal 2021, the Company began offering a supplier financing program to certain suppliers as the Company continues to identify opportunities to improve liquidity. This program enables suppliers, at their sole discretion, to sell their receivables (i.e., the Company’s payment obligations to suppliers) to a financial institution on a non-recourse basis in order to be paid earlier than current payment terms provide. The Company’s obligations, including the amount due and scheduled payment dates, are not impacted by a suppliers’ decision to participate in this program. The Company does not reimburse suppliers for any costs they incur to participate in the program and their participation is voluntary. The amount outstanding under this program as of April 1, 2023 and April 2, 2022 was $4 million and $21 million, respectively and is presented as short-term debt in the Company’s consolidated balance sheets.

Japan Credit Facility

As of April 1, 2023, the Company’s subsidiary in Japan had a short term credit facility (“Japan Credit Facility”) with Mitsubishi UFJ Financial Group (“MUFJ”), which may be used to fund general working capital needs of Michael Kors Japan K.K., subject to the bank’s discretion. The Japan Credit Facility is in effect until the Company’s decides to terminate the revolving line of credit. The Japan Credit Facility provides Michael Kors Japan K.K. with a revolving credit line of up to ¥1.0 billion (approximately $8 million). The Japan Credit Facility bears interest at a rate posted by the Bank plus 0.300% two business days prior to the date of borrowing or the date of interest renewal. As of April 1, 2023 and April 2, 2022, there were no borrowings outstanding under the Japan Credit Facility.

Hong Kong Credit Facilities

As of April 1, 2023, the Company’s Hong Kong subsidiary, Michael Kors (HK) Limited and Subsidiaries (“MKHKL”), had an uncommitted credit facility (“HK HSBC Credit Facility”) with HSBC Bank (“HSBC”), which may be used to fund general working capital needs of MKHKL through January 2024 subject to HSBC’s discretion. The HK Credit Facility provides MKHKL with a revolving line of credit of up to 50 million Hong Kong dollars (approximately $6 million), which includes bank guarantees of up to 20 million Hong Kong dollars (approximately $3 million). Borrowings under the HK HSBC Credit Facility must be made in increments of at least 5 million Hong Kong dollars and bear interest at the Hong Kong Interbank Offered Rate (“HIBOR”) plus 200 basis points. As of April 1, 2023 and April 2, 2022, there were no borrowings outstanding under the HK HSBC Credit Facility. As of April 1, 2023, bank guarantees supported by this facility were 4 million Hong Kong dollars (approximately $1 million).

As of April 1, 2023, the Company’s Hong Kong subsidiary, MKHKL, had a short-term credit facility (“HK SCB Credit Facility”) with Standard Charter Bank (“SCB”), which may be used to fund general working capital needs, not to exceed 12 months. The HK SCB Credit Facility is in effect through January 2024. The HK SCB Credit Facility provides MKHKL with a revolving loan of up to 20 million Hong Kong dollars (approximately $3 million). Borrowings under the HK SCB Credit Facility bear interest at 1.5% per annum at the time of borrowing. As of April 1, 2023, the Company had no borrowings outstanding under the HK SCB Credit Facility.

China Credit Facilities

As of April 1, 2023, the Company’s subsidiary in China, Michael Kors Trading (Shanghai) Company Limited (“MKTSCL”), had a short-term credit facility (“China HSBC Credit Facility”) with HSBC, which may be used to fund general working capital needs, not to exceed 12 months. The China Credit Facility is in effect through January 2024. The China HSBC Credit Facility provides MKTSCL with a Revolving Loan Facility of up to RMB 65 million (approximately $9 million), which includes a revolving loan of RMB 35 million (approximately $5 million), an overdraft facility with a credit line of RMB 10 million (approximately $1 million) and a non-financial bank guarantee facility of RMB 20 million (approximately $3 million) or its equivalent in another currency, at lender’s discretion. Borrowings under the China HSBC Credit Facility bear interest at plus 0.42% of the applicable People’s Bank of China’s benchmark lending rate at the time of borrowing. As of April 1, 2023 and April 2, 2022, the Company had no borrowings outstanding under the China HSBC Credit Facility.

As of April 1, 2023, the Company’s subsidiary in China, MKTSCL, had a short-term credit facility (“China SCB Credit Facility”) with SCB, which may be used to fund general working capital needs, not to exceed 12 months. The China SCB Credit Facility is in effect through April 2024. The China SCB Credit Facility provides MKTSCL with a Revolving Loan Facility of up to RMB 30 million (approximately $4 million), which includes a revolving loan of RMB 20 million (approximately $3 million) and a bank guarantee with a sublimit of the revolving loan of RMB 10 million (approximately $1 million). Borrowings under the China SCB Credit Facility bear interest at plus 0.15% of the applicable People’s Bank of China’s benchmark lending rate at the time of borrowing. As of April 1, 2023 and April 2, 2022, the Company had no borrowings outstanding under the China SCB Credit Facility.

Versace Facilities

During Fiscal 2022, the Company’s subsidiary, GIVI Holding S.r.l. (“GIVI”), entered into an agreement with Banco BPM Banking Group (“the Bank”) to sell certain tax receivables to the Bank in exchange for cash. The arrangement was determined to be a financing arrangement because the de-recognition criteria for the receivables was not met at the time of the cash receipt from the Bank. As of April 1, 2023, the outstanding balance was $11 million, with $1 million and $10 million recorded within short-term debt and long-term debt, respectively, in the Company’s consolidated balance sheets, respectively.

As of April 1, 2023, the Company’s subsidiary, Gianni Versace S.r.l. (“Versace”), had two uncommitted short-term credit facilities, one with Unicredit and the other with Intesa (“Versace Credit Facilities”), which may be used for general working capital needs of Versace. The Versace Credit Facilities are in effect until Unicredit or Intesa decides to terminate the credit facilities. The Versace Credit Facilities provide Versace with a swing line of credit of up to €25 million (approximately $27 million), with interest set by Unicredit or Intesa on the date of borrowing. As of April 1, 2023 and April 2, 2022, there were no borrowings outstanding under the Versace Credit Facility.

As of April 1, 2023, Versace had an uncommitted short-term credit facility with BNP Paribas (“Versace BNP Credit Facility”), which may be used for general working capital needs of Versace. The Versace BNP Credit Facility is in effect until BNP Paribas decides to terminate the credit facility. The Versace BNP Credit Facility provides Versace with a swing line of credit of up to €20 million (approximately $22 million), which includes a bank guarantee of €5 million (approximately $5 million), with interest set by BNP Paribas on the date of borrowing. As of April 1, 2023, bank guarantees outstanding under this facility were €4 million (approximately $4 million). As of April 1, 2023 and April 2, 2022, there were no borrowings outstanding under the Versace BNP Credit Facility.

12. Commitments and Contingencies

Commitments

The Company has issued stand-by letters of credit to guarantee certain of its retail and corporate operating lease commitments, aggregating $35 million at April 1, 2023, including $3 million in letters of credit issued under the Revolving Credit Facility.

Other Commitments

As of April 1, 2023, the Company also has other contractual commitments aggregating $2.729 billion, which consist of inventory purchase commitments of $775 million, debt obligations of $1.829 billion and other contractual obligations of $125 million, which primarily relate to the Company’s marketing and advertising obligations, information technology agreements and supply agreements.

Long-term Employment Contract

The Company has an employment agreement with the Chief Creative Officer of the Michael Kors brand that provides for continuous employment through the date of the officer’s death or permanent disability at an annual salary of $1 million. In addition to salary, the agreement provides for an annual bonus and other employee related benefits.

Contingencies

In the ordinary course of business, the Company is party to various legal proceedings and claims. Although the outcome of such items cannot be determined with certainty, the Company does not believe that the outcome of all pending legal proceedings in the aggregate will have a material adverse effect on its cash flow, results of operations or financial position.

13. Fair Value Measurements

Financial assets and liabilities are measured at fair value using the three-level valuation hierarchy for disclosure of fair value measurements. The determination of the applicable level within the hierarchy of a particular asset or liability depends on the inputs used in the valuation as of the measurement date, notably the extent to which the inputs are market-based (observable) or internally derived (unobservable). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from independent sources. Unobservable inputs are inputs based on a company’s own assumptions about market participant assumptions based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

Level 1 – Valuations based on quoted prices in active markets for identical assets or liabilities that a company has the ability to access at the measurement date.

Level 2 – Valuations based on quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets, inputs other than quoted prices that are observable for the asset or liability and inputs derived principally from or corroborated by observable market data.

Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

At April 1, 2023 and April 2, 2022, the fair value of the Company’s derivative contracts were determined using broker quotations which were calculations derived from observable market information: the applicable currency rates at the balance sheet date and those forward rates particular to the contract at inception. The Company makes no adjustments to these broker obtained quotes or prices, but assesses the credit risk of the counterparty and would adjust the provided valuations for counterparty credit risk when appropriate. The fair values of the forward contracts are included in prepaid expenses and other current assets, and in accrued expenses and other current liabilities in the consolidated balance sheets, depending on whether they represent assets or liabilities of the Company. The fair values of net investment hedges and fair value hedges are included in other assets, and in other long-term liabilities in the consolidated balance sheets, depending on whether they represent assets or liabilities of the Company. See Note 14 for further detail.

All contracts are measured and recorded at fair value on a recurring basis and are categorized in Level 2 of the fair value hierarchy, as shown in the following table (in millions):

	Fair value at April 1, 2023, using:			Fair value at April 2, 2022, using:
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Derivative assets:
Forward foreign currency exchange contracts	$—	$—	$—	$—	$4	$—
Net investment hedges	—	1	—	—	44	—
Undesignated derivative contracts	—	—	—	—	4	—
Total derivative assets	$—	$1	$—	$—	$52	$—
Derivative liabilities:
Forward foreign currency exchange contracts	$—	$—	$—	$—	$—	$—
Net investment hedges	—	36	—	—	37	—
Fair value hedges	—	3	—	—	—	—
Total derivative liabilities	$—	$39	$—	$—	$37	$—

The Company’s long-term debt obligations are recorded in its consolidated balance sheets at carrying values, which may differ from the related fair values. The fair value of the Company’s long-term debt is estimated using external pricing data, including any available quoted market prices and based on other debt instruments with similar characteristics. Borrowings under revolving credit agreements, if outstanding, are recorded at carrying value, which approximates fair value due to the frequent nature of such borrowings and repayments. See Note 11 for detailed information related to carrying values of the Company’s outstanding debt. The following table summarizes the carrying values and estimated fair values of the Company’s short- and long-term debt, based on Level 2 measurements (in millions):

	April 1, 2023		April 2, 2022
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Revolving Credit Facilities	$874	$874	$175	$175
Versace Term Loan	$487	$481	$—	$—
Senior Notes due 2024	$449	$435	$448	$451
2018 Term Loan	$—	$—	$495	$490

The Company’s cash and cash equivalents, accounts receivable and accounts payable, are recorded at carrying value, which approximates fair value.

Non-Financial Assets and Liabilities

The Company’s non-financial assets include goodwill, intangible assets, operating lease right-of-use assets and property and equipment. Such assets are reported at their carrying values and are not subject to recurring fair value measurements. The Company’s goodwill and its indefinite-lived intangible assets (Versace and Jimmy Choo brands) are assessed for impairment at least annually, while its other long-lived assets, including operating lease right-of-use assets, property and equipment and definite-lived intangible assets, are assessed for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. The Company determines the fair values of these assets based on Level 3 measurements using the Company’s best estimates of the amount and timing of future discounted cash flows, based on historical experience, market conditions, current trends and performance expectations. See Note 2 for additional information.

The following table details the carrying values and fair values of the Company’s assets that have been impaired (in millions):

	Carrying Value Prior to Impairment	Fair Value	Impairment Charge (1)
Fiscal 2023:
Goodwill	$681	$599	$82
Operating Lease Right-of-Use Assets	100	67	33
Brands	224	200	24
Property and Equipment	4	1	3
Total	$1,009	$867	$142
Fiscal 2022:
Operating Lease Right-of-Use Assets	$209	$133	$76
Property and Equipment	12	5	7
Total	$221	$138	$83
Fiscal 2021:
Operating Lease Right-of-Use Assets	$326	$191	$135
Goodwill	319	225	94
Brands	407	338	69
Property and Equipment	30	7	23
Total	$1,082	$761	$321

(1)
Includes $10 million and $5 million of impairment charges that were recorded within restructuring and other charges related to the Capri Retail Store Optimization Program during Fiscal 2022 and Fiscal 2021, respectively.

There were no impairment charges related to goodwill or indefinite-lived intangible assets in Fiscal 2022.

14. Derivative Financial Instruments

Forward Foreign Currency Exchange Contracts

The Company uses forward foreign currency exchange contracts to manage its exposure to fluctuations in foreign currencies for certain of its transactions. The Company, in its normal course of business, enters into transactions with foreign suppliers and seeks to minimize risks related to certain forecasted inventory purchases by using forward foreign currency exchange contracts. The Company only enters into derivative instruments with highly credit-rated counterparties. The Company does not enter into derivative contracts for trading or speculative purposes.

Net Investment Hedges

During the first quarter of Fiscal 2023, the Company modified multiple fixed-to-fixed cross-currency swap agreements with aggregate notional amounts of $1.094 billion to hedge its net investment, of which $900 million was in Euro denominated subsidiaries and $194 million was in Japanese Yen denominated subsidiaries. The modification of these swaps resulted in the Company receiving $66 million in cash during the first quarter of Fiscal 2023. These contracts have been designated as net investment hedges.

As of July 2, 2022, the Company had multiple fixed-to-fixed cross-currency swap agreements with aggregate notional amounts of $4 billion to hedge its net investment in Euro denominated subsidiaries (the “Euro Net Investment Hedges”) and $194 million to hedge its net investment in Japanese Yen denominated subsidiaries (the “Japanese Yen Net Investment Hedges”). During the month of July 2022, the Euro Net Investment Hedges with aggregate notional amounts of $4 billion outstanding as of July 2, 2022 were terminated resulting in the Company receiving $237 million in cash.

During the second quarter of Fiscal 2023, the Company also entered into, and subsequently terminated, additional Euro Net Investment Hedges with aggregate notional amounts of $4 billion. The termination of these contracts resulted in the Company receiving an additional $100 million in cash.

During the second quarter of Fiscal 2023, the Company also modified certain Japanese Yen Net Investment Hedges with notional amounts of $100 million. The modification of these hedges resulted in the Company receiving $6 million in cash during the second quarter of Fiscal 2023. The Company entered into additional Japanese Net Investment Hedges with notional amount of $100 million. These contracts have been designated as net investment hedges.

During the second quarter of Fiscal 2023, the Company received a total of $343 million from the termination of its Euro Net Investment Hedges and the modification of its Japanese Yen Net Investment Hedges.

During the third quarter of Fiscal 2023, the Company entered into multiple fixed-to-fixed cross-currency swap agreements with aggregate notional amounts of €1 billion (approximately $1.07 billion) to hedge its net investment in GBP denominated subsidiaries (the “GBP/EUR Net Investment Hedges”). Under the terms of these contracts, the Company will exchange the semi-annual fixed rate payments on GBP denominated debt for fixed rate payments of 0% in Euro. These contracts have maturity dates between November 2024 and November 2027 and are designated as net investment hedges.

As of April 1, 2023, the Company had Japanese Yen Net Investment Hedges with aggregate notional amounts of $294 million. Under the terms of these contracts, the Company will exchange the semi-annual fixed rate payments on United States denominated debt for fixed rate payments of 0% to 2.665% in Japanese Yen. These contracts have maturity dates between May 2027 and February 2051 and are designated as net investment hedges.

Certain of these contracts are supported by a credit support annex (“CSA”) which provides for collateral exchange with the earliest effective date being September 2027. If the outstanding position of a contract exceeds a certain threshold governed by the aforementioned CSA’s, either party is required to post cash collateral.

When a cross-currency swap is used as a hedging instrument in a net investment hedge assessed under the spot method, the cross-currency basis spread is excluded from the assessment of hedge effectiveness and is recognized as a reduction in interest expense (income) in the Company’s consolidated statements of operations and comprehensive income (loss). Accordingly, the Company recorded interest income of $38 million, $63 million and $16 million, respectively, during Fiscal 2023, Fiscal 2022 and Fiscal 2021.

Fair Value Hedges

The Company is exposed to transaction risk from foreign currency exchange rate fluctuations with respect to various cross-currency intercompany loans which will impact earnings on a consolidated basis. To manage the exchange rate risk related to these balances, during the fourth quarter of Fiscal 2023, the Company entered into fair value cross-currency swap agreements to hedge its exposure in GBP denominated subsidiaries (the “GBP Fair Value Hedge”) on a Euro denominated intercompany loan. As of April 1, 2023, the total notional values of outstanding fair value cross-currency swaps related to these loans were €1 billion (approximately $1.08 billion). Under the term of these contracts, the Company will exchange the semi-annual fixed rate payments on GBP denominated debt for fixed rate payments of 0% in Euro. These contracts have maturity dates between March 2025 and March 2026 and are designated as fair value hedges.

When a cross-currency swap is designated as a fair value hedge and qualifies as highly effective, the fair value hedge will be recorded at fair value each period on the Company’s consolidated balance sheets, with the difference resulting from the changes in the spot rate recognized in foreign currency loss (gain) on the Company’s consolidated statements of operations and comprehensive income (loss), which will offset the earnings impact of the underlying transaction being hedged. Accordingly, the Company recorded a foreign currency gain of $4 million during Fiscal 2023.

The following table details the fair value of the Company’s derivative contracts, which are recorded on a gross basis in the consolidated balance sheets as of April 1, 2023 and April 2, 2022 (in millions):

			Fair Values
	Notional Amounts		Assets				Liabilities
	April 1, 2023	April 2, 2022	April 1, 2023		April 2, 2022		April 1, 2023		April 2, 2022
Designated forward foreign currency exchange contracts	$—	$119	$—		$4	(1)	$—		$—
Designated net investment hedges	1,378	4,194	1	(2)	44	(2)	36	(3)	37
Designated fair value hedges	1,084	—	—		—		3	(3)	—
Total designated hedges	2,462	4,313	1		48		39		37
Undesignated derivative contracts (4)	—	38	—		4		—		—
Total	$2,462	$4,351	$1		$52		$39		$37

(1)	Recorded within prepaid expenses and other current assets in the Company’s consolidated balance sheets.
(2)	Recorded within other assets in the Company’s consolidated balance sheets.
(3)	Recorded within other long-term liabilities in the Company’s consolidated balance sheets.
(4)	Primarily includes undesignated hedges of inventory purchases.

The Company records and presents the fair values of all of its derivative assets and liabilities in its consolidated balance sheets on a gross basis, as shown in the above table. However, if the Company were to offset and record the asset and liability balances for its derivative instruments on a net basis in accordance with the terms of its master netting arrangements, which provide for the right to set-off amounts for similar transactions denominated in the same currencies and with the same banks, the resulting impact as of April 1, 2023 and April 2, 2022 would be as follows (in millions):

	Forward Currency Exchange Contracts		Net Investment Hedges		Fair Value Hedges
	April 1, 2023	April 2, 2022	April 1, 2023	April 2, 2022	April 1, 2023	April 2, 2022
Assets subject to master netting arrangements	$—	$8	$1	$44	$—	$—
Liabilities subject to master netting arrangements	$—	$—	$36	$37	$3	$—
Derivative assets, net	$—	$8	$1	$42	$—	$—
Derivative liabilities, net	$—	$—	$36	$35	$3	$—

Currently, the Company’s master netting arrangements do not require cash collateral to be pledged by the Company or its counterparties.

Changes in the fair value of the Company’s forward foreign currency exchange contracts that are designated as accounting hedges are recorded in equity as a component of accumulated other comprehensive income, and are reclassified from accumulated other comprehensive income into earnings when the items underlying the hedged transactions are recognized into earnings, as a component of cost of goods sold within the Company’s consolidated statements of operations and comprehensive income (loss). The net gain or loss on net investment hedges are reported within foreign currency translation gains and losses (“CTA”) as a component of accumulated other comprehensive income on the Company’s consolidated balance sheets. Upon discontinuation of the hedge, such amounts remain in CTA until the related net investment is sold or liquidated. The net gain or loss on cross-currency swap contracts designated as fair value hedges and associated with cross-currency intercompany loans are recognized within foreign currency loss (gain) on the Company’s consolidated statements of operations and comprehensive income (loss) generally in the period in which the related balances being hedged are revalued.

The following table summarizes the pre-tax impact of the gains and losses on the Company’s designated forward foreign currency exchange contracts, net investment hedges and interest rate swaps (in millions):

	Fiscal Year Ended April 1, 2023	Fiscal Year Ended April 2, 2022	Fiscal Year Ended March 27, 2021
	Pre-Tax Gains/(Losses) Recognized in OCI	Pre-Tax Gains Recognized in OCI	Pre-Tax (Losses) Recognized in OCI
Designated forward foreign currency exchange contracts	$8	$11	$(2)
Designated net investment hedges	$338	$435	$(263)
Designated fair value hedges	$(6)	$—	$—
Designated interest rate swaps	$—	$—	$(1)

The following tables summarize the impact of the gains and losses within the consolidated statements of operations and comprehensive income (loss) related to the designated forward foreign currency exchange contracts (in millions):

	Fiscal Year Ended
	Pre-Tax (Gains) Losses Reclassified from Accumulated OCI			Location of (Gains) Losses Recognized
	April 1, 2023	April 2, 2022	March 27, 2021
Designated forward foreign currency exchange contracts	$(14)	$1	$(2)	Cost of goods sold

The Company expects that substantially all of the amounts recorded in accumulated other comprehensive income for its forward foreign currency exchange contracts will be reclassified into earnings during the next 12 months, based upon the timing of inventory purchases and turnover.

Undesignated Hedges

During Fiscal 2023, Fiscal 2022 and Fiscal 2021, a gain of $2 million, a gain of $2 million and a loss of $1 million, respectively, were recognized within foreign currency loss (gain) in the Company’s consolidated statements of operations and comprehensive income (loss) as a result of the changes in the fair value of undesignated forward foreign currency exchange contracts.

15. Shareholders’ Equity

Share Repurchase Program

During the first quarter of Fiscal 2022, the Company reinstated its $500 million share-repurchase program, which was previously suspended during the first quarter of Fiscal 2021 in response to the impact of the COVID-19 pandemic and the provisions of the Second Amendment of the 2018 Credit Facility. Subsequently, on November 3, 2021, the Company announced that its Board of Directors had terminated the Company’s existing $500 million share repurchase program (the “Prior Plan”), which had $250 million of availability remaining at the time, and authorized a new share repurchase program (the “Fiscal 2022 Plan”) pursuant to which the Company was permitted, from time to time, to repurchase up to $1.0 billion of its outstanding ordinary shares within a period of two years from the effective date of the program.

On June 1, 2022, the Board of Directors terminated the Fiscal 2022 Plan, with $500 million of availability remaining, and authorized a new share repurchase program (the “Fiscal 2023 Plan”) pursuant to which the Company was permitted, from time to time, to repurchase up to $1.0 billion of its outstanding ordinary shares within a period of two years from the effective date of the program.

On November 9, 2022, the Company announced that its Board of Directors approved a new share repurchase program (the “Existing Share Repurchase Plan”) of up to $1 billion of its outstanding ordinary shares, providing additional capacity toreturn cash to shareholders over the longer term. This new two-year program replaced the Fiscal 2023 Plan which had $250 million of availability remaining. Share repurchases may be made in open market or privately negotiated transactions and/or pursuant to Rule 10b5-1 trading plans, subject to market conditions, applicable legal requirements, trading restrictions under the Company’s insider trading policy and other relevant factors. The program may be suspended or discontinued at any time.

During Fiscal 2023, the Company purchased 27,356,549 shares with a fair value of $1.350 billion through open market transactions. During Fiscal 2022, the Company purchased 11,014,541 shares with a fair value of $650 million through open market transactions. As of April 1, 2023, the remaining availability under the Company’s existing share repurchase program was $400 million.

The Company also has in place a “withhold to cover” repurchase program, which allows the Company to withhold ordinary shares from certain employees and directors to satisfy minimum tax withholding obligations relating to the vesting of their restricted share awards. During Fiscal 2023 and Fiscal 2022, the Company withheld 301,326 shares and 203,863 shares, respectively, with a fair value of $14 million and $11 million, respectively, in satisfaction of minimum tax withholding obligations relating to the vesting of restricted share awards.

Accumulated Other Comprehensive Income

The following table details changes in the components of accumulated other comprehensive income (“AOCI”), net of taxes, for Fiscal 2023, Fiscal 2022 and Fiscal 2021 (in millions):

	Foreign Currency Translation Income (Loss) (1)	Net Gain (Loss) on Derivatives (2)	Other Comprehensive Income (Loss) Attributable to Capri
Balance at March 28, 2020	$72	$3	$75
Other comprehensive loss before reclassifications	(15)	(2)	(17)
Less: amounts reclassified from AOCI to earnings	—	2	2
Other comprehensive loss, net of tax	(15)	(4)	(19)
Balance at March 27, 2021	57	(1)	56
Other comprehensive income before reclassifications	127	10	137
Less: amounts reclassified from AOCI to earnings	—	(1)	(1)
Other comprehensive income, net of tax	127	11	138
Balance at April 2, 2022	184	10	194
Other comprehensive (loss) income before reclassifications	(41)	8	(33)
Less: amounts reclassified from AOCI to earnings	—	14	14
Other comprehensive loss, net of tax	(41)	(6)	(47)
Balance at April 1, 2023	$143	$4	$147

(1)
Foreign currency translation adjustments for Fiscal 2023 primarily include a net $266 million translation loss, partially offset by a $224 million gain, net of taxes of $114 million, primarily relating to the Company’s net investment hedges. Foreign currency translation adjustments for Fiscal 2022 include a $321 million gain, net of taxes of $114 million, primarily relating to the Company’s net investment hedges, and a net $210 million translation loss. Foreign currency translation gains for Fiscal 2021 include a $199 million loss, net of taxes of $63 million, primarily relating to the Company’s net investment hedges, a net $189 million translation gain and a net loss of $8 million on intra-entity transactions that are of a long-term investment nature.

(2)
Reclassified amounts relate to the Company’s forward foreign currency exchange contracts for inventory purchases and are recorded within cost of goods sold in the Company’s consolidated statements of operations and comprehensive income (loss). All tax effects were not material for the periods presented.

16. Share-Based Compensation

The Company grants equity awards to certain employees and directors of the Company at the discretion of the Company’s Compensation and Talent Committee. The Company has two equity plans which includes one stock option plan adopted in Fiscal 2008 (as amended and restated, the “2008 Plan”), and an Omnibus Incentive Plan adopted in the third fiscal quarter of Fiscal 2012 and amended and restated with shareholder approval in May 2015 and again in June 2020 (the “Incentive Plan”). The 2008 Plan only provided for grants of share options and was authorized to issue up to 23,980,823 ordinary shares. As of April 1, 2023, there were no shares available to grant equity awards under the 2008 Plan. The Incentive Plan allows for grants of share options, restricted shares and restricted stock units (“RSUs”), and other equity awards, and authorizes a total issuance of up to 22,471,000 ordinary shares after amendments in August 2022. At April 1, 2023, there were 6,169,920 ordinary shares available for future grants of equity awards under the Incentive Plan. Option grants issued from the 2008 Plan generally expire ten years from the grant date, and those issued under the Incentive Plan generally expire seven years from the grant date.

Share Options

Share options are generally granted with exercise prices equal to the fair market value on the date of grant. Generally, options vest on a pro-rata basis over a four year service period. The following table summarizes the share options activity during Fiscal 2023, and information about options outstanding at April 1, 2023:

	Number of Options	Weighted Average Exercise price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value (in millions)
Outstanding at April 2, 2022	355,448	$57.54
Granted	—	$—
Exercised	(120,873)	$46.13
Canceled/forfeited	(4,900)	$67.52
Outstanding at April 1, 2023	229,675	$63.33	1.84	$0.1
Vested or expected to vest at April 1, 2023	229,675	$63.33	1.84
Vested and exercisable at April 1, 2023	229,675	$63.33	1.84	$0.1

There were no unvested options and 229,675 vested options outstanding at April 1, 2023. The total intrinsic value of options exercised during Fiscal 2023 and Fiscal 2022 was $0.2 million and $7 million, respectively. The cash received from options exercised during Fiscal 2023 and Fiscal 2022 was $6 million and $17 million, respectively. As of April 1, 2023, there was no remaining unrecognized share-based compensation expense for unvested share options.

There were no options granted during Fiscal 2023, Fiscal 2022 or Fiscal 2021.

Restricted Awards

The Company grants RSUs at the fair market value on the grant date. The expense related to RSUs is based on the closing market price of the Company’s shares on the date of grant and is recognized ratably over the vesting period, net of expected forfeitures.

The Company grants two types of RSUs: time-based RSUs and performance-based RSUs. Time-based RSUs generally vest in full on the first anniversary of the date of grant for our independent directors, or in equal increments on each of the third or fourth anniversaries of the date of grant (unless the employee is retirement-eligible). Performance-based RSUs generally vest in full on the second or third anniversary of the date of grant, subject to the employee’s continued employment during the vesting period and only if certain pre-established cumulative performance targets are met. Expense related to performance-based RSUs is recognized ratably over the performance period, net of forfeitures, based on the probability of attainment of the related performance targets. The potential number of shares that may be earned ranges from 0%, if the minimum level of performance is not attained, to 200%, if the level of performance is at or above the predetermined maximum achievement level.

The following table summarizes the RSU activity during Fiscal 2023:

	Service-based		Performance-based
	Number of Restricted Stock Units	Weighted Average Grant Date Fair Value	Number of Restricted Stock Units	Weighted Average Grant Date Fair Value
Unvested at April 2, 2022	3,827,700	$38.65	210,192	$34.25
Granted	1,790,501	$48.31	152,921	$47.41
Change due to performance conditions, net	—	$—	—	$—
Vested	(2,015,072)	$39.81	(197,874)	$33.86
Canceled/forfeited	(421,203)	$45.50	—	$—
Unvested at April 1, 2023	3,181,926	$42.44	165,239	$46.90

The total fair value of service-based RSUs vested during Fiscal 2023, Fiscal 2022 and Fiscal 2021 was $56 million, $78 million and $56 million, respectively. The total fair value of performance-based RSUs vested during Fiscal 2023, Fiscal 2022 and Fiscal 2021 was $7 million, $18 million and $6 million, respectively. As of April 1, 2023, the remaining unrecognized share-based compensation expense for unvested service-based and performance-based RSU grants was $78 million and $5 million, respectively, which is expected to be recognized over the related weighted-average periods of approximately 2.0 years and 2.2 years, respectively.

Share-Based Compensation Expense

The following table summarizes compensation expense attributable to share-based compensation for Fiscal 2023, Fiscal 2022 and Fiscal 2021 (in millions):

	Fiscal Years Ended
	April 1, 2023	April 2, 2022	March 27, 2021
Share-based compensation expense	$78	$85	$70
Tax benefits related to share-based compensation expense	$8	$14	$12

Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company estimates forfeitures based on its historical forfeiture rates. The estimated value of future forfeitures for equity awards as of April 1, 2023 is $11 million.

17. Taxes

The Company is a United Kingdom tax resident and is incorporated in the British Virgin Islands. Capri’s subsidiaries are subject to taxation in the United States and various other foreign jurisdictions are aggregated in the “Non-United States” information captioned below.

Income (loss) before provision for income taxes consisted of the following (in millions):

	Fiscal Years Ended
	April 1, 2023	April 2, 2022	March 27, 2021
United States	$85	$247	$(56)
Non-United States	563	668	59
Total income before provision for income taxes	$648	$915	$3

The provision for income taxes was as follows (in millions):
	Fiscal Years Ended
	April 1, 2023		April 2, 2022		March 27, 2021
Current
United States - Federal	$62		$36		$35
United States - State	22		16		20
Non-United States	46	(1)	98		81
Total current provision for income taxes	130		150		136
Deferred
United States - Federal	(40)		24	(2)	(37)
United States - State	(6)		7		(4)
Non-United States	(55)		(89)	(3)	(29)
Total deferred provision for income taxes	(101)		(58)		(70)
Total provision for income taxes	$29		$92		$66

(1)	Primarily relates to the remeasurement of an Asia income tax reserve.
(2)	Reflects the impact of a United States tax accounting method change with respect to cost capitalization.
(3)	Includes an Italian valuation allowance reversal during Fiscal 2022.

The Company’s provision for income taxes for the years ended April 1, 2023, April 2, 2022 and March 27, 2021 was different from the amount computed by applying the statutory U.K. income tax rates to the underlying income before provision for income taxes as a result of the following (amounts in millions):

	Fiscal Years Ended
	April 1, 2023			April 2, 2022		March 27, 2021
	Amount	%(1)		Amount	%(1)	Amount	%(1)
Provision for income taxes at the U.K. statutory tax rate	$123	19.0%		$174	19.0%	1	19.0%
Effects of global financing arrangements (2)	(78)	(12.1)%		(61)	(6.7)%	(24)	(953.4)%
Effect of changes in valuation allowances on deferred tax assets	(37)	(5.8)%		(67)	(7.3)%	24	955.7%
Liability for uncertain tax positions	(3)	(0.4)%		91	9.9%	11	414.2%
Differences in tax effects on foreign income	(1)	(0.2)%		10	1.1%	13	522.4%
Non-deductible goodwill impairment	15	2.4%	(3)	—	—%	18	700.2%	(3)
State and local income taxes, net of federal benefit	10	1.5%		12	1.3%	5	201.5%
Share based compensation	6	0.9%		3	0.4%	6	247.7%
Withholding tax	3	0.5%		5	0.6%	4	165.0%
Brand tax basis step-up	—	—%		(46)	(5.0)%	—	—%
CARES Act tax loss carryback	—	—%		(43)	(4.6)%	—	—%
Tax rate change impact on deferred items	—	—%		21	2.1%	9	351.3%
Other (4)	(9)	(1.3)%		(7)	(0.7)%	(1)	(33.1)%
Effective tax rate	$29	4.5%		$92	10.1%	$66	2,590.5%

(1)	Tax rates are calculated using unrounded numbers.
(2)	Includes the tax related impacts of hedge terminations in conjunction with global financing arrangements.
(3)	Attributable to goodwill impairment charges related to Jimmy Choo reporting units in Fiscal 2023 and Fiscal 2021.
(4)	Primarily relates to individually immaterial United States and foreign permanent adjustments.

Significant components of the Company’s deferred tax assets (liabilities) consist of the following (in millions):

	Fiscal Years Ended
	April 1, 2023		April 2, 2022
Deferred tax assets
Operating lease liabilities	$442		$465
Net operating loss carryforwards	115		108
Accrued interest	70		20
Depreciation	61		53
Sales allowances	38		34
Inventories	21		26
Stock compensation	6		7
Payroll related accruals	3		3
Other	29		46
Total deferred tax assets	785		762
Valuation allowance	(52)	(1)	(92)	(2)
Net deferred tax assets	733		670
Deferred tax liabilities
Goodwill and intangibles	(420)		(449)	(3)
Operating lease right-of-use-assets	(339)		(340)
Derivative financial instruments	(186)		(73)
Total deferred tax liabilities	(945)		(862)
Net deferred tax liabilities	$(212)		$(192)

(1)	Includes a U.K. valuation allowance reversal during Fiscal 2023.
(2)	Includes an Italian valuation allowance reversal during Fiscal 2022.
(3)	Includes a reversal of an Italian brand intangible deferred tax liability.

The Company maintains valuation allowances on deferred tax assets applicable to subsidiaries in jurisdictions for which separate income tax returns are filed and where realization of the related deferred tax assets from future profitable operations is not reasonably assured. The valuation allowance decreased $40 million and $67 million in Fiscal 2023 and Fiscal 2022, respectively, and increased $24 million in Fiscal 2021. In certain jurisdictions, the Company increased the valuation allowance by $6 million, $34 million and $56 million and released valuation allowances of $46 million, $101 million and $32 million in Fiscal 2023, Fiscal 2022 and Fiscal 2021, respectively.

As of April 1, 2023, the Company had non-United States and United States net operating loss carryforwards of $581 million, a portion of which will begin to expire in Fiscal 2024.

As of April 1, 2023 and April 2, 2022, the Company had liabilities related to its uncertain tax positions, including accrued interest, of $194 million and $221 million, respectively, which are included in other long-term liabilities in the Company’s consolidated balance sheets.

The total amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was $178 million, $206 million and $92 million as of April 1, 2023, April 2, 2022 and March 27, 2021, respectively. A reconciliation of the beginning and ending amounts of unrecognized tax benefits, excluding accrued interest, for Fiscal 2023, Fiscal 2022 and Fiscal 2021, are presented below (in millions):

	Fiscal Years Ended
	April 1, 2023		April 2, 2022		March 27, 2021
Unrecognized tax benefits beginning balance	$221		$107		$99
Additions related to prior period tax positions	12	(1)	105	(1)	12
Additions related to current period tax positions	14	(2)	29		9
Decreases related to audit settlements	(2)		(13)		(6)
Decreases in prior period positions due to lapses in statute of limitations	(3)		(3)		(4)
Decreases related to prior period tax positions	(42)	(3)	(4)		(3)
Unrecognized tax benefits ending balance	$200		$221		$107

(1)	Primarily relates to incremental reserves in North America and Europe.
(2)	Primarily relates to North American and European tax reserves established in Fiscal 2023.
(3)	Primarily relates to Asia tax reserves.

The Company classifies interest and penalties related to unrecognized tax benefits as components of the provision for income taxes. Interest and penalties recognized in the consolidated statements of operations and comprehensive income (loss) for Fiscal 2023, Fiscal 2022 and Fiscal 2021 was $42 million, $28 million and $15 million, respectively.

The total amount of unrecognized tax benefits relating to the Company’s tax positions is subject to change based on future events including, but not limited to, the settlement of ongoing tax audits and assessments and the expiration of applicable statutes of limitations. The Company anticipates that the balance of gross unrecognized tax benefits, excluding interest and penalties, will be reduced by $85 million during the next 12 months, primarily due to the anticipated settlement of tax examinations as well as statute of limitation expirations. However, the outcomes and timing of such events are highly uncertain and changes in the occurrence, expected outcomes and timing of such events could cause the Company’s current estimate to change materially in the future.

The Company files income tax returns in the United States and in various foreign, state and local jurisdictions. Most examinations have been completed by tax authorities or the statute of limitations has expired for United States federal, foreign, state and local income tax returns filed by the Company for years through Fiscal 2017.

Prior to the enactment of the Tax Cuts and Jobs Act (“Tax Act”), the Company’s undistributed foreign earnings were considered permanently reinvested and, as such, United States federal and state income taxes were not previously recorded on these earnings. As a result of the Tax Act, substantially all of the Company’s earnings in foreign subsidiaries generated prior to the enactment of the Tax Act were deemed to have been repatriated. It remains the Company’s intent to either reinvest indefinitely substantially all of its foreign earnings outside of the United States or repatriate them tax neutrally. However, if future earnings are repatriated, the potential exists that the Company may be required to accrue and pay additional taxes, including any applicable foreign withholding tax and income taxes. It is not practicable to estimate the amount of tax that might be payable if these earnings were repatriated due to the complexities associated with the hypothetical calculation.

18. Retirement Plans

The Company maintains defined contribution retirement plans for its employees, who generally become eligible to participate after three months of service. Features of these plans allow participants to contribute a percentage of their compensation, up to statutory limits depending upon the country in which the employee resides, and provide for mandatory and/or discretionary matching contributions by the Company, which vary by country. During Fiscal 2023, Fiscal 2022, and Fiscal 2021, the Company recognized expenses of approximately $17 million, $16 million and $20 million, respectively, related to these retirement plans.

19. Segment Information

The Company operates its business through three operating segments — Versace, Jimmy Choo and Michael Kors, which are based on its business activities and organization. The reportable segments are segments of the Company for which separate financial information is available and for which operating results are evaluated regularly by the Company’s chief operating decision maker (“CODM”) in deciding how to allocate resources, as well as in assessing performance. The primary key performance indicators are revenue and operating income for each segment. The Company’s reportable segments represent components of the business that offer similar merchandise, customer experience and sales/marketing strategies.

The Company’s three reportable segments are as follows:

•
Versace — segment includes revenue generated through the sale of Versace luxury ready-to-wear, accessories and footwear through directly operated Versace boutiques throughout the Americas, certain parts of EMEA and certain parts of Asia, as well as through Versace outlet stores and e-commerce sites. In addition, revenue is generated through wholesale sales to distribution partners (including geographic licensing arrangements that allow third-parties to use the Versace trademarks in connection with retail and/or wholesale sales of Versace branded products in specific geographic regions), multi-brand department stores and specialty stores worldwide, as well as through product license agreements in connection with the manufacturing and sale of jeans, fragrances, watches, jewelry, eyewear and home furnishings.

•
Jimmy Choo — segment includes revenue generated through the sale of Jimmy Choo luxury footwear, handbags and small leather goods through directly operated Jimmy Choo retail and outlet stores throughout the Americas, certain parts of EMEA and certain parts of Asia, through its e-commerce sites, as well as through wholesale sales of luxury goods to distribution partners (including geographic licensing arrangements that allow third-parties to use the Jimmy Choo trademarks in connection with retail and/or wholesale sales of Jimmy Choo branded products in specific geographic regions), multi-brand department stores and specialty stores worldwide. In addition, revenue is generated through product licensing agreements, which allow third-parties to use the Jimmy Choo brand name and trademarks in connection with the manufacturing and sale of fragrances and eyewear.

•
Michael Kors — segment includes revenue generated through the sale of Michael Kors products through four primary Michael Kors retail store formats: “Collection” stores, “Lifestyle” stores (including concessions), outlet stores and e-commerce sites, through which the Company sells Michael Kors products, as well as licensed products bearing the Michael Kors name, directly to consumers throughout the Americas, certain parts of EMEA and certain parts of Asia. The Company also sells Michael Kors products directly to department stores, primarily located across the Americas and Europe, to specialty stores and travel retail shops, and to its geographic licensees. In addition, revenue is generated through product and geographic licensing arrangements, which allow third-parties to use the Michael Kors brand name and trademarks in connection with the manufacturing and sale of products, including watches, jewelry, fragrances and eyewear.

In addition to these reportable segments, the Company has certain corporate costs that are not directly attributable to its brands and, therefore, are not allocated to its segments. Such costs primarily include certain administrative, corporate occupancy, shared service and information systems expenses, including enterprise resource planning system implementation costs and Capri transformation program costs. In addition, certain other costs are not allocated to segments, including restructuring and other charges, impairment costs, COVID-19 related charges and the war in Ukraine. The segment structure is consistent with how the Company’s CODM plans and allocates resources, manages the business and assesses performance. All intercompany revenues are eliminated in consolidation and are not reviewed when evaluating segment performance.

The following table presents the key performance information of the Company’s reportable segments (in millions):

	Fiscal Years Ended
	April 1, 2023	April 2, 2022	March 27, 2021
Total revenue:
Versace	$1,106	$1,088	$718
Jimmy Choo	633	613	418
Michael Kors	3,880	3,953	2,924
Total revenue	$5,619	$5,654	$4,060
Income (loss) from operations:
Versace	$152	$185	$21
Jimmy Choo	38	13	(55)
Michael Kors	868	1,005	595
Total segment income from operations	1,058	1,203	561
Less: Corporate expenses	(233)	(190)	(152)
Impairment of assets (1)	(142)	(73)	(316)
COVID-19 related charges (2)	9	14	(42)
Impact of war in Ukraine (3)	3	(9)	—
Restructuring and other charges	(16)	(42)	(32)
Total income from operations	$679	$903	$19

(1)
Impairment of assets during Fiscal 2023 include $110 million, $30 million and $2 million of impairment charges related to the Jimmy Choo, Michael Kors and Versace reportable segments, respectively. Impairment of assets during Fiscal 2022 includes $50 million, $19 million and $4 million of impairment charges related to the Michael Kors, Versace and Jimmy Choo reportable segments, respectively. Impairment of assets during Fiscal 2021 includes $191 million, $91 million and $34 million of impairment charges related to the Jimmy Choo, Michael Kors and Versace reportable segments, respectively.

(2)
COVID-19 related charges during Fiscal 2023, primarily include net inventory credits of $9 million. COVID-19 related charges during Fiscal 2022, primarily include net inventory credits and severance expense of $16 million and $2 million, respectively. COVID-19 related charges during Fiscal 2021, primarily include net inventory reserves and severance expense of $10 million and $24 million, respectively. Inventory related costs are recorded within costs of goods sold and severance expense and credit losses are recorded within selling, general and administrative expenses in the consolidated statements of operations and comprehensive income (loss).

(3)
These charges primarily relate to incremental credit losses and inventory reserves which are a direct impact of the war in Ukraine. Credit losses are recorded within selling, general and administrative expenses and inventory related costs are recorded within costs of goods sold in the consolidated statements of operations and comprehensive income (loss).

Depreciation and amortization expense for each segment are as follows (in millions):

	Fiscal Years Ended
	April 1, 2023	April 2, 2022	March 27, 2021
Depreciation and amortization:
Versace	$51	$52	$54
Jimmy Choo	29	31	31
Michael Kors	95	110	127
Corporate	4	—	—
Total depreciation and amortization	$179	$193	$212

See Note 8 for the Company’s goodwill by reportable segment.

Total revenue (based on country of origin) and long-lived assets by geographic location are as follows (in millions):

	Fiscal Years Ended
	April 1, 2023	April 2, 2022	March 27, 2021
Revenue:
The Americas (1)	$3,220	$3,210	$2,172
EMEA	1,542	1,489	1,029
Asia	857	955	859
Total revenue	$5,619	$5,654	$4,060

	As of
	April 1, 2023	April 2, 2022	March 27, 2021
Long-lived assets:
The Americas (1)	$882	$908	$1,001
EMEA	2,129	2,156	2,384
Asia	599	617	596
Total long-lived assets	$3,610	$3,681	$3,981

(1)
Net revenues earned in the United States during Fiscal 2023, Fiscal 2022 and Fiscal 2021 were $2.951 billion, $2.989 billion and $2.016 billion, respectively. Long-lived assets located in the United States as of April 1, 2023, April 2, 2022 and March 27, 2021 were $826 million, $858 million and $942 million, respectively.

As of April 1, 2023, the Company’s total long-lived assets on its consolidated balance sheet were $3.610 billion, of which, $1.691 billion related to Versace, $1.333 billion related to Michael Kors and $586 million related to Jimmy Choo.

Total revenue by major product category are as follows (in millions):

	Fiscal Years Ended
	April 1, 2023	% of Total	April 2, 2022	% of Total	March 27, 2021	% of Total
Accessories	$2,826	50.3%	$2,901	51.3%	$2,158	53.2%
Footwear	1,217	21.7%	1,208	21.4%	796	19.6%
Apparel	1,107	19.7%	1,027	18.2%	720	17.7%
Licensed product	222	4.0%	241	4.3%	185	4.6%
Licensing revenue	211	3.8%	212	3.7%	155	3.8%
Other	36	0.5%	65	1.1%	46	1.1%
Total revenue	$5,619		$5,654		$4,060

20. Subsequent Events

Net Investment Hedges

During the first quarter of Fiscal 2024, the Company entered into multiple fixed-to-fixed cross-currency swap agreements with aggregate notional amounts of $1.250 billion to hedge its net investment in CHF denominated subsidiaries. Under the terms of these contracts, the Company will exchange the semi-annual fixed rate payments on CHF denominated debt for fixed rate payments in United States dollars. These contracts have maturity dates between September 2024 and July 2026 and are designated as net investment hedges.

Float-to-Float Hedges

During the first quarter of Fiscal 2024, the Company entered into multiple float-to-float cross-currency swap agreements with aggregate notional amounts of $1 billion to hedge its net investment in Euro denominated subsidiaries. The company will be making Euro floating rate payments in exchange for receiving United States dollar floating rate amounts over the life of the agreement. These contracts have maturity dates between May 2028 and August 2030.